UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

March 18, 2011

Dear Shareholder:

You are invited to attend Baxter’s Annual Meeting of Shareholders on Tuesday, May 3, 2011 at 9:00 a.m., Central Time, at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois. Registration will begin at 8:00 a.m., and refreshments will be served.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. If you plan to attend the Annual Meeting, please review the information on attendance provided on page 59 of the Proxy Statement.

In accordance with Securities and Exchange Commission rules, Baxter has elected to deliver its proxy materials over the Internet to most shareholders, which allows shareholders to receive information on a more timely basis, while lowering the company’s printing and mailing costs and reducing the environmental impact of the Annual Meeting.

Whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

Robert L. Parkinson, Jr.
Chairman of the Board
and Chief Executive Officer

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

March 18, 2011

Notice of Annual Meeting of Shareholders

The 2011 Annual Meeting of Shareholders of Baxter International Inc. will be held at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois, on Tuesday, May 3, 2011 at 9:00 a.m., Central Time, for the following purposes:

1.	To elect the four directors named in the attached Proxy Statement to hold office for a term of one year if Item 7 below is approved, or to elect such directors for a term of three years if Item 7 is not approved;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of executive compensation advisory votes;

5.	To approve the Baxter International Inc. Employee Stock Purchase Plan;

6.	To approve the Baxter International Inc. 2011 Incentive Plan;

7.	To approve amendments to Baxter’s Amended and Restated Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of directors; and

8.	To transact any other business that may properly come before the meeting.

The Board of Directors recommends that shareholders vote FOR Items 1, 2, 3, 5, 6 and 7 and THREE YEARS with respect to Item 4. Shareholders of record at the close of business on March 7, 2011 will be entitled to vote at the meeting.

By order of the Board of Directors,

Stephanie A. Shinn
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2011

This Proxy Statement relating to the 2011 Annual Meeting of Shareholders and the Annual Report to Shareholders for the year ended December 31, 2010 are available at http://materials.proxyvote.com/071813.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2011. On or about March 18, 2011, Baxter began mailing to shareholders a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Shareholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 18, 2011.

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 7, 2011 are entitled to vote. On that day, approximately 573,780,151 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:	In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 7, 2011. Acceptable documentation includes (i) your Notice of Internet Availability of Proxy Materials, (ii) the admission ticket attached to your proxy card (if you received your proxy materials by mail), or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 7, 2011. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please refer to “Other Information — Attending the Annual Meeting” on page 59 of this Proxy Statement for more information.

Q:	How do I vote shares that are held by my broker?

A:	If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board’s nominees for director;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Baxter’s independent registered public accounting firm;

•	FOR approval of the advisory vote on executive compensation;

•	THREE YEARS with respect to the advisory vote on the frequency of executive compensation advisory votes;

•	FOR approval of the Baxter International Inc. Employee Stock Purchase Plan;

•	FOR approval of the Baxter International Inc. 2011 Incentive Plan; and

•	FOR amendments to Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of directors.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows:

•	Nominees for director receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director;

•	The frequency of the advisory vote on executive compensation receiving the greatest number of votes — every one year, two years or three years — will be considered the frequency recommended by shareholders;

•	Amendments to Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation require the affirmative vote of two-thirds of holders of the outstanding shares of common stock; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:	We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as the tabulator of votes and an independent representative of Broadridge to serve as the Inspector of Election at the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” All of the items being considered at the 2011 Annual Meeting, except for the ratification of the appointment of the independent registered public accounting firm, are considered “non-routine” matters.

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors and the advisory vote on the frequency of executive compensation advisory votes. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:	What is “householding” and how does it affect me?

A:	Baxter has adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these shareholders notifies the company that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any shareholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter’s Dividend Reinvestment Plan, Employee Stock Purchase Plan and any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	How do I vote if I hold my shares through the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan?

A:	If you are a current or former Baxter employee with shares credited to your account in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your completed proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee may vote your shares at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 27, 2011.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:	Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

Proposal 1 — Election of Directors

Baxter’s Board of Directors currently consists of thirteen members and is divided into three classes. The directors in each class serve three-year terms. The Board has nominated four of the current directors of Baxter whose terms expire at the 2011 Annual Meeting for re-election as directors. Joseph B. Martin, M.D., Ph.D., has not been nominated for re-election as he has reached retirement age and is no longer eligible to serve as a director pursuant to the company’s Corporate Governance Guidelines. Dr. Martin, who has served as a director since 2002, serves as Professor of Neurobiology at Harvard Medical School, having served as Dean of the Harvard Faculty of Medicine from July 1997 to July 2007. If amendments to Baxter’s Amended and Restated Certificate of Incorporation eliminating the classified board structure are approved by the requisite vote of shareholders, directors, including those elected at the 2011 Annual Meeting, will be elected for one-year terms.

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to such director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under Baxter’s Bylaws, any incumbent director who fails to be elected must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. No nominations for directors were received from shareholders, and no other candidates are eligible for election as directors at the 2011 Annual Meeting. Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below is information concerning the nominees for election as well as the current directors in each class continuing after the Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Nominees for Election as Directors (Term Expires 2014)

Wayne T. Hockmeyer, Ph.D., age 66, has served as a Director of Baxter since September 2007. Dr. Hockmeyer was the founder of MedImmune, Inc., a healthcare company focused on infectious diseases, cancer and inflammatory diseases, and served as Chairman and/or Chief Executive Officer of MedImmune from 1988 to 2007. Prior to that, he was vice president of laboratory research and product development at Praxis Biologics Inc. and chief of the Department of Immunology at Walter Reed Army Institute of Research. Dr. Hockmeyer serves as a director of GenVec Inc. and Idenix Pharmaceuticals Inc. and previously served as a director of MedImmune, Inc., Middlebrook Pharmaceuticals, Inc. and Vanda Pharmaceuticals Inc.

Robert L. Parkinson, Jr., age 60, is Chairman and Chief Executive Officer of Baxter, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, having served in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson also serves on the Board of Directors of Chicago-based Northwestern Memorial HealthCare as well as Loyola University Chicago Board of Trustees.

Thomas T. Stallkamp, age 64, has served as a Director of Baxter since 2000. Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, Mr. Stallkamp was an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group. From 2003 to 2004, Mr. Stallkamp served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp serves as a director of BorgWarner Inc. and as a trustee of EntrepreneurShares Series Trust. He previously served as a director of MSX International, Inc. and Visteon Corporation.

Albert P.L. Stroucken, age 63, has served as a Director of Baxter since 2004. Mr. Stroucken has served as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., a glass packaging company, since 2006 and as director since 2005. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of the Board of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation.

Directors Continuing in Office (Term Expires 2012)

Walter E. Boomer, age 72, has served as a Director of Baxter since 1997 and was appointed lead director in May 2008. From 1997 until his retirement in 2004, General Boomer served as President and Chief Executive Officer of Rogers Corporation, a manufacturer of specialty materials for targeted applications, focused on communications and computer markets. General Boomer also served as Chairman of the Board of Rogers Corporation between April 2002 and April 2004. From 1994 to 1996, he served as Executive Vice President of McDermott International, Inc. and President of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a General and Assistant Commandant of the United States Marine Corps after 34 years of service. General Boomer previously served as a director of Cytyc Corporation and Rogers Corporation.

James R. Gavin III, M.D., Ph.D., age 65, has served as a Director of Baxter since 2003. Dr. Gavin is Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc., a corporation that specializes in targeted advocacy, training, education, disease management and outreach for health care professionals and minority communities, having previously served as Executive Vice President for Clinical Affairs at Healing Our Village from 2005 to 2007. Dr. Gavin is also Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, a position he has held since 2005. From 2002 to 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to 2002, he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. Dr. Gavin also serves as a director of Amylin Pharmaceuticals, Inc. and previously served as a director of MicroIslet, Inc. and Nuvelo Inc.

Peter S. Hellman, age 61, has served as a Director of Baxter since 2005. From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company, Owens-Illinois, Inc. and Qwest Communications International Inc. and previously served as a director of Nordson Corporation.

K. J. Storm, age 68, has served as a Director of Baxter since 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group, from 1993 until his retirement in 2002. Mr. Storm is Chairman of the Supervisory Board of KLM Royal Dutch Airlines and PON Holdings B.V., a member of the Supervisory Board of AEGON N.V. and a member of the Board of Anheuser-Busch InBev S.A. and Unilever N.V. and Plc.

Directors Continuing in Office (Term Expires 2013)

Blake E. Devitt, age 64, has served as a Director of Baxter since 2005. Mr. Devitt retired in 2004 from the public accounting firm of Ernst & Young LLP. During his 33-year career at Ernst & Young, Mr. Devitt held several positions, including Senior Audit Partner and Director, Pharmaceutical and Medical Device Industry Practice, from 1994 to 2004.

John D. Forsyth, age 63, has served as a Director of Baxter since 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since 2000 and Chief Executive Officer since 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions, including President and Chief Executive Officer.

Gail D. Fosler, age 63, has served as a Director of Baxter since 2001. Ms. Fosler is President of The GailFosler Group LLC, a strategic advisory service for global business leaders and public policy makers. Ms. Fosler also serves as Senior Advisor to the Business Council and leads the organization’s partnership with The Conference Board, a global research and business membership organization. Ms. Fosler held several positions with The Conference Board since 1989, including President, Executive Vice President and Chief Economist. Ms. Fosler previously served as a director of Caterpillar Inc.

Carole J. Shapazian, age 67, has served as a Director of Baxter since 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, Ms. Shapazian was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999, having previously served as Executive Vice President and President of Commercial Imaging.

Board of Directors

Baxter’s Board of Directors currently consists of thirteen members. The Board has determined that each of the following twelve current directors satisfies Baxter’s independence standards and the New York Stock Exchange’s listing standards for independence: Walter E. Boomer, Blake E. Devitt, John D. Forsyth, Gail D. Fosler, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Wayne T. Hockmeyer, Ph.D., Joseph B. Martin, M.D., Ph.D., Carole J. Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. Please refer to the section entitled “Corporate Governance — Director Independence” on page 9 of this Proxy Statement for a discussion of Baxter’s independence standards.

During 2010, the Board held 9 meetings. All directors attended 93% or more of the aggregate number of meetings of the Board and Board committees on which they served. Average attendance was approximately 98%. In accordance with Baxter’s Corporate Governance Guidelines, which express the company’s expectation that directors attend the annual meeting of shareholders, all of the company’s directors attended the annual meeting of shareholders held on May 4, 2010.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee, Public Policy Committee and Science and Technology Committee. Each committee consists solely of independent directors and is governed by a written charter. All required committee charters are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Board of Directors — Committees of the Board.”

Audit Committee

The Audit Committee is currently composed of Blake E. Devitt (Chair), Gail D. Fosler, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken, each of whom is independent under the rules of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that Messrs. Devitt, Stallkamp, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Its duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the independent and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual internal and external audits; (5) reviewing and discussing earnings press releases prior to their release; (6) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and (7) discussing guidelines and policies governing the process by which Baxter assesses and manages risk. The Audit Committee met 13 times in 2010. The Audit Committee Report appears on page 41.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Walter E. Boomer, Peter S. Hellman, Carole J. Shapazian and Thomas T. Stallkamp, each of whom is independent under the rules of the New York Stock Exchange. The Compensation Committee exercises the authority of the Board relating to employee benefit plans and is responsible for the oversight of compensation generally. The Compensation Committee may delegate its authority to subcommittees when appropriate. While the Committee has delegated its authority with respect to day-to-day plan administration and interpretation issues and certain off-cycle equity grants, no authority for the compensation of executive officers or directors has been delegated by the Committee. The Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of executive officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity plans; and (5) making recommendations to the Board concerning director compensation. The Corporate Governance and Compensation Committees work together to establish a link between Mr. Parkinson’s performance and decisions regarding his compensation. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board. The Compensation Committee met 5 times in 2010. The Compensation Committee Report appears on page 23.

The Compensation Committee has directly engaged George B. Paulin, Chairman and Chief Executive Officer of Frederic W. Cook & Co., Inc., as its compensation consultant. Additionally, Aon Hewitt assists the Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Committee and his firm provides no other services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that inform the Committee’s decisions, but he does not decide or approve any compensation actions. During 2010, he advised the Committee Chairman on setting agenda items for Committee meetings; reviewed management proposals presented to the Committee; evaluated market data compiled by Aon Hewitt; performed an executive compensation risk assessment and a review of the overall effectiveness of the executive officer compensation program; assisted in Baxter’s risk assessment review of its material compensation policies and practices; and conducted a review of the structure and level of compensation for non-employee directors.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Blake E. Devitt, John D. Forsyth and Joseph B. Martin, M.D., Ph.D., each of whom is independent under the rules of the New York Stock Exchange. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. Its duties include: (1) developing criteria, subject to approval by the Board, for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting of shareholders and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; (5) overseeing the succession planning process for management, including the Chief Executive Officer; (6) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; and (7) developing and implementing an annual process for evaluating Board and committee performance. The Corporate Governance Committee met 4 times in 2010.

Finance Committee

The Finance Committee is currently composed of K. J. Storm (Chair), Gail D. Fosler, Peter S. Hellman, Wayne T. Hockmeyer, Ph.D. and Albert P.L. Stroucken. The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding: (1) proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions; (2) dividends; (3) results of the management of pension assets; and (4) risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage. The Finance Committee met 6 times in 2010.

Public Policy Committee

The Public Policy Committee is currently composed of Wayne T. Hockmeyer, Ph.D. (Chair), Walter E. Boomer, James R. Gavin III, M.D., Ph.D., Joseph B. Martin, M.D., Ph.D. and Carole J. Shapazian. The Public Policy Committee is primarily concerned with the review of the policies and practices of Baxter to ensure that they are consistent with Baxter’s social responsibility to act with integrity as a global corporate citizen to employees, customers and society. The Committee’s duties include: (1) addressing the company’s responsibilities with respect to the health and safety of employees, consumers and the environment; (2) overseeing, reviewing and making recommendations to the Corporate Responsibility Office as set forth in the company’s Code of Conduct; (3) reviewing and making recommendations regarding Baxter’s Quality and Regulatory programs and performance; and (4) reviewing and making recommendations on the company’s Government Affairs Program, including the company’s political contributions and positions with respect to pending legislative and other initiatives, and political advocacy activities. The Public Policy Committee met 4 times in 2010.

Science and Technology Committee

The Science and Technology Committee is currently composed of Joseph B. Martin, M.D., Ph.D. (Chair), James R. Gavin III, M.D., Ph.D., Wayne T. Hockmeyer, Ph.D. and Carole J. Shapazian. The Science and Technology Committee was formed in May 2009 to review and assist in the oversight of Baxter’s long-term research and development (“R&D”) strategies and objectives, R&D pipeline and technology platforms. The Committee is also responsible for identifying and discussing significant emerging issues and trends in science and technology applicable to the company’s business. The Science and Technology Committee met for 3 extended sessions in 2010.

Corporate Governance

Director Independence

To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, shareholder or officer of an organization that has a relationship with Baxter). Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by rules of the New York Stock Exchange.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a global diversified company such as Baxter. More specifically, with respect to fiscal years 2008 and 2009, the Board evaluated for Mr. Stroucken the annual amount of purchases by Baxter from Owens-Illinois, Inc. and determined that the amount of purchases in each such fiscal year was below two percent of the consolidated gross revenues of Owen-Illinois during each such fiscal year. With respect each of the three most recent fiscal years, the Board evaluated for Dr. Gavin the annual amount of payments to Emory University and determined that the amount of payments in each such fiscal year was below two percent of the consolidated gross revenues of Emory University.

Director Qualifications

As discussed below in “— Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board of Directors as a collective body allows the Board to lead Baxter in a manner that serves its shareholders’ interests appropriately. Set forth below is a discussion of the key qualifications for each of the directors.

General Boomer — Superior leadership skills as a result of his 34 years of service in the United States Marine Corps as well as significant financial and business experience gained as President and Chief Executive Officer of Rogers Corporation and through his roles at McDermott International, Inc. and Babcock & Wilcox Power Generation Group

Mr. Devitt — Significant accounting expertise and knowledge of the healthcare industry through his 33-year career at Ernst & Young, including his service as Director of the Pharmaceutical and Medical Device Industry Practice

Mr. Forsyth — Extensive experience in the healthcare industry as well as an understanding of the challenges associated with leading and operating within large, complex organizations as current Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 25 years of management experience at the University of Michigan Health System

Ms. Fosler — Substantial experience with respect to corporate best practices as well as significant global economic expertise, with an emphasis on emerging markets, especially China, as a result of her more than 20-year leadership career at The Conference Board and her other public-company board service

Dr. Gavin — Extensive medical and scientific expertise and knowledge of the healthcare industry as a result of the positions he has held at Emory University, the Morehouse School of Medicine and Howard Hughes Medical Institute as well as leadership experience given his service as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.

Mr. Hellman — Significant financial and operational expertise and experience leading complex, multi-faceted corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public-company boards

Dr. Hockmeyer — Substantial experience developing and running a significant healthcare company as founder and Chairman and Chief Executive Officer of MedImmune and significant scientific and clinical expertise as a result of his roles at Praxis Biologics Inc. and Walter Reed Army Institute of Research

Mr. Parkinson — Substantial knowledge of the healthcare industry and extensive experience leading and operating within global, multi-faceted corporations as a result of his roles at Baxter and Abbott Laboratories as well as an understanding of the complexities involved in managing large not-for-profit organizations though his service as Dean of Loyola University Chicago School of Business Administration and Graduate School of Business and other directorships

Ms. Shapazian — Significant experience with, and insight into, global supply and service operations, manufacturing and distribution practices, research, product development and quality systems and organizational change as a result of her senior management positions with both Maytag Corporation and Polaroid Corporation

Mr. Stallkamp — Significant experience leading complex organizations through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX International, Inc., financial and business development expertise as an Industrial Partner in Ripplewood Holdings L.L.C. and supply chain expertise as founder and principal of Collaborative Management LLC, a private supply chain consulting firm

Mr. Storm — Extensive international business experience and established leadership skills gained as Chief Executive Officer of AEGON N.V. and through his board service at global organizations such as KLM Royal Dutch Airlines, PON Holdings B.V., Anheuser-Busch InBev S.A. and Unilever N.V. and Plc., as well as significant accounting expertise as a registered accountant

Mr. Stroucken — Substantial experience leading and operating large, multi-faceted corporations and financial expertise as a result of serving as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc. and H.B. Fuller Company as well as experience in the healthcare and chemical industries through his roles at Bayer

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, director responsibilities (including those of the lead director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines.”

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on the company’s website, at www.baxter.com under “About Baxter — Corporate Governance.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines — Code of Conduct.”

Executive Sessions

The independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2010 pursuant to Baxter’s Corporate Governance Guidelines. The Audit Committee is required by its charter to hold separate sessions during at least five committee meetings with each of the internal auditor, the independent registered public accounting firm and management. The Corporate Governance and Compensation Committees generally meet in executive session at each meeting.

Board Leadership Structure; Lead Director

Mr. Parkinson serves as Chairman of the Board and Chief Executive Officer. General Boomer serves as the lead director. As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Parkinson presides at all Board and shareholder meetings; serves as the primary spokesperson for Baxter; and acts as a liaison between the Board and the directors. As Chief Executive Officer and pursuant to Baxter’s Bylaws, Mr. Parkinson supervises the business of the company, subject to the direction of the Board. As lead director and pursuant to Baxter’s Corporate Governance Guidelines, General Boomer presides at all executive sessions of the Board, acts as the liaison between the independent directors and the Chairman of the Board, reviews meeting agendas for the Board and works with the Chairman to facilitate timely and appropriate information flow to the Board. In addition, General Boomer serves as the contact person for interested parties to communicate directly with the independent members of the Board. The full Board annually assesses Mr. Parkinson’s performance as Chairman of the Board and as Chief Executive Officer. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis.

The Board has determined that this structure is appropriate in light of the requirements for these roles as set forth in Baxter’s Bylaws and Corporate Governance Guidelines and the skills and experience that Mr. Parkinson and General Boomer bring to these roles. The positions of Chairman of the Board and Chief Executive Officer are currently held by the same person because the Board believes that the unification of these positions provides a single vision for the company and results in an effective and efficient organizational structure.

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (i.e., strategic, operational, financial and regulatory/compliance). These risks are identified across the organization from multiple businesses, regions and functions. The Board reviews these risks on an annual basis after they have been identified and assessed by management and regularly reviews the initiatives put in place to mitigate the effects of these risks. These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Depending on the risk, the update may be presented to the full Board or if appropriate to a committee. For example, the Audit Committee regularly reviews internal audit’s financial risk assessment process and findings while the Public Policy Committee regularly reviews updates from the ethics and compliance and governmental affairs functions. Some risks are reviewed by the Board as well as a committee. For example, regulatory updates are provided at least annually to the full Board although more frequently provided to the Public Policy Committee. The oversight of risk within the organization is an evolving process requiring the company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to drive this evolution.

In addition to the Board’s role in enterprise risk management, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, while the Finance Committee is charged with oversight of risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by shareholders, members of the Board and management. The Corporate Governance Committee also considers directors recommended by the independent search firm retained by the Board to help identify and evaluate potential director nominees. The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Shareholder recommendations for candidates for director should include the information required by Baxter’s Bylaws and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Pursuant to Baxter’s Corporate Governance Guidelines, nominees for director must:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all shareholders of the company, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a director.

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director.

•	Have independent opinions and be willing to state them in a constructive manner.

The Corporate Governance Guidelines also provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or national origin, age, and experience (including in business, government and education as well as healthcare, science and technology) is a relevant factor in the selection process. This factor is relevant as a diverse Board of Directors is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. A nominee’s ability to meet the independence criteria established by the New York Stock Exchange is also a factor in the nominee selection process.

Once a candidate has been identified, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee or its Chair determines that the candidate warrants further consideration, the Corporate Governance Committee and the external search firm retained by the Committee will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, the Committee will then recommend the individual to the full Board for further meetings and evaluation and ultimately election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate.

Communicating with the Board of Directors

Shareholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Director c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee has designed a compensation program that is straightforward and driven by a few key principles and objectives, with pay for performance being the most significant structural element of the program. The compensation package awarded to each named executive officer consists primarily of a base salary, a cash bonus and equity awards.

Year in Review

Despite facing a number of significant challenges in 2010, including the impact of the global economic environment, healthcare reform in the United States and abroad, and dynamics in the plasma proteins market, Baxter delivered solid financial results and executed on key commercial, operational and organizational strategies designed to enhance the company’s long-term financial profile. Baxter reported net income for 2010 of $1.4 billion, or $2.39 per diluted share. On an adjusted basis, excluding special charges in both years, Baxter’s net income in 2010 was $2.4 billion, which represents an increase of 2% over the prior-year period, while earnings per diluted share of $3.98 increased 5% from $3.80 in 2009. Baxter generated record operating cash flows of $3.0 billion in 2010, an improvement of approximately $100 million versus 2009. Due to the strong cash flow generated from the company’s operations in 2010, Baxter was able to return value to shareholders with the repurchase of $1.5 billion of common stock and the payment of $688 million in dividends. The strength of Baxter’s operating cash flows also allowed Baxter to continue to fund all of its key research and development initiatives, investing $915 million in research and development in 2010. This financial performance was a significant factor in the compensation decisions that were made with respect to the company’s 2010 performance.

During 2010, the company implemented a number of organizational changes. In May 2010, Ludwig N. Hantson joined Baxter and was elected to serve as Corporate Vice President and President, International. In July

2010, Robert M. Davis was elected to serve as Corporate Vice President and President of Renal, following the retirement of Bruce H. McGillivray. Robert J. Hombach, who served at that time as Corporate Vice President and Treasurer, was elected to succeed Mr. Davis as the company’s Chief Financial Officer. In October 2010, the company announced the combination of its Medication Delivery and Renal businesses into one global business unit, Medical Products. Mr. Davis was appointed President of Medical Products and Mr. Hantson was appointed President of BioScience, filling a role vacated by Joy Amundson who resigned as Corporate Vice President and President of BioScience in October 2010. Peter J. Arduini resigned as Corporate Vice President and President of Medication Delivery in October 2010. As a result of these organizational changes, the company is reporting compensation for seven named executive officers, three of whom experienced significant changes in responsibility during 2010.

A comparison of the performance of Baxter’s common stock against the performance of its peers provides another perspective on Baxter’s overall performance over the last five years and is another factor that the Committee considered when making compensation decisions. The following graph compares the change in Baxter’s cumulative total shareholder return (including reinvested dividends) on Baxter’s common stock with the Standard & Poor’s 500 Composite Index and the Standard and Poor’s 500 Health Care Index over the past five years.

For his service as Baxter’s Chief Executive Officer in 2010, Mr. Parkinson received total compensation of $11,500,268, a decrease of $2,861,037, or 20%, from his 2009 compensation. Mr. Parkinson’s compensation was primarily driven by company and individual performance in 2010 and 2009 (as equity awards were made in early 2010 based, in part, on 2009 performance). Mr. Parkinson’s compensation reflects the role he plays in establishing Baxter’s strategic agenda, long-range plan and organizational structure, meeting the challenges that arise in the day-to-day operations of a company as large and diverse as Baxter and leading the company in an increasingly competitive and regulated environment. Mr. Parkinson’s 2010 compensation also reflects the Board’s annual review of competitive market data. Although his compensation is determined using the same methodology as used for each of the other named executive officers, Mr. Parkinson’s compensation is significantly higher than the compensation paid to any of the other named executive officers as his responsibilities and obligations at Baxter are significantly greater than those of any of the other named executive officers.

Each of the other named executive officers received total compensation for his or her 2010 performance as follows: Ms. Amundson, $3,010,468; Mr. Arduini, $2,580,706; Mr. Davis, $3,373,683; Mr. Hantson, $3,746,466; Mr. Hombach, $1,887,145; and Ms. Mason, $2,003,872. The compensation paid to Mr. Davis, Mr. Hombach and Ms. Mason reflects the relative performances of the segments of the business and functions for which these officers were responsible during 2010 and 2009 (as annual equity awards were made in early 2010 based, in part, on 2009 performance). The compensation established for Mr. Hantson for 2010 was primarily driven by the Committee’s review of competitive market data and expectations with respect to Mr. Hantson’s long-term potential at Baxter. The compensation paid to Ms. Amundson and Mr. Arduini reflects the relative performances of the segments of the business for which these officers were responsible during 2009 and 2010 up to the date of their respective resignations. This compensation also includes certain payments made to Ms. Amundson and Mr. Arduini in connection with their resignations. For additional discussion of these payments, including the agreement entered into between Baxter and Ms. Amundson in connection with her resignation, please see “Separation Arrangements” below.

Consistent with past years, the most significant component of the total compensation paid to the named executive officers in 2010 was in the form of equity. The grant-date fair value of the equity awards granted to Mr. Parkinson in 2010 represented approximately 60% of his overall compensation. The grant-date fair value of the equity awards granted to the other named executive officers in 2010 (except for Ms. Amundson and Mr. Arduini) represented approximately 50% of their overall compensation. The greater emphasis on equity awards in Mr. Parkinson’s compensation is consistent with the Committee’s view that with his greater responsibilities more of his compensation should be tied to the company’s future performance. These grants are described below.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	Recognize company and individual performance;

•	Drive the long-term financial performance of the company (and in doing so, encourage innovation and appropriate levels of risk-taking); and

•	Reflect the value of each officer’s position in the market and within the company.

The objective of the program is to compensate Baxter’s executive officers in a manner that is consistent with these principles, aligns the interests of management and shareholders and drives sustained and superior performance relative to the company’s peers. The program is also designed to be competitive with companies with which Baxter competes for executive talent in order to attract, retain and motivate high-performing executives.

Structure of Compensation Program

Pay for Performance

Pay for performance is the most significant structural element of Baxter’s compensation program. Annual performance against financial targets (adjusted earnings per share, adjusted sales and return on invested capital) drives the payout of cash bonuses. Baxter’s three-year growth in shareholder value relative to the company’s peer group determines the payout under 50% of the company’s annual equity awards, which are granted in the form of performance share units. The overall performance of Baxter’s common stock determines the value of the remainder, which is granted in the form of stock options. The Committee’s assessment (or the Board’s in the case of Mr. Parkinson) of how each officer performs his or her job impacts earned cash bonuses and equity awards.

Financial Targets

For the last three years, the Committee selected adjusted earnings per share, adjusted sales and return on invested capital as the financial measures on which to assess the company’s performance for purposes of funding the cash bonus pool. The relative weight assigned to each of these measures was 50%, 25%, and 25%, respectively, for each of the last three years. If each financial measure is met in a given year, then the cash bonus pool is funded at two times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool is funded at two times his target cash bonus).

The Committee selected adjusted earnings per share (EPS) and adjusted sales, as these are of immediate interest to shareholders and are the primary two measures as to which Baxter regularly provides guidance to the market. Adjusted EPS is the most heavily weighted measure, as the Committee believes it is a straightforward measure of the company’s current ability to generate value that is well understood by shareholders. The table below provides adjusted EPS and adjusted sales targets for 2010, 2009 and 2008 as well as actual results in these years.

	2010			2009			2008
			Achievement			Achievement			Achievement
	Target	Actual	%	Target	Actual	%	Target	Actual	%

Adjusted EPS(1)	$4.14	$3.98	96.4%	$3.74	$3.80	101.5%	$3.14	$3.38	107.6%
Adjusted Sales (in millions)(2)	$12,873	$12,447	96.7%	$12,097	$12,130	100.3%	$11,445	$11,574	101.1%

(1)	Adjusted EPS is earnings per share (as calculated in accordance with generally accepted accounting principles (GAAP)) of $2.39 for 2010, $3.59 for 2009 and $3.16 for 2008, after adjusting earnings for special items. The target for 2010 excludes the impact of healthcare reform (approximately $0.10 per diluted share) as it was excluded from the guidance publicly announced by the company in January. Special items included for 2010 charges of $946 million on an after-tax basis, or $1.59 per diluted share, related to the company’s business optimization efforts, the divestiture of the company’s U.S. generic injectables business, increased litigation reserves, in-process R&D principally related to the acquisition of hemophilia-related intellectual property and other assets from Archemix Corp., the recall of COLLEAGUE infusion pumps from the U.S. market and other actions the company is undertaking outside of the United States, a write down of accounts receivable in Greece, principally as a result of the anticipated settlement of certain accounts receivable with the Greek government, and the write off of a deferred tax asset as a result of a change in the tax treatment of reimbursements under the Medicare Part D retiree prescription drug subsidy program; for 2009 charges of $125 million on an after-tax basis, or $0.21 per diluted share, related to the company’s optimization of its manufacturing and business operations, the discontinuation of the company’s SOLOMIX drug delivery system in development and planned retirement costs associated with the SYNDEO PCA Syringe Pump; and for 2008 charges of $141 million on an after-tax basis, or $0.22 per diluted share, related to infusion pumps, the discontinuation of the CLEARSHOT pre-filled syringe program and acquired in-process and collaboration R&D.

(2)	Adjusted Sales is reported net sales (as calculated in accordance with generally accepted accounting principles (GAAP)) of $12.8 billion for 2010, $12.6 billion for 2009 and $12.3 billion for 2008, after adjusting for foreign currency fluctuations calculated using budgeted exchange rates. The target for 2010 excludes the impact of healthcare reform (approximately $70 million) as it was excluded from the guidance publically announced by the company in January.

The company calculated adjusted EPS for purposes of funding the cash bonus pool the same way it calculated adjusted EPS when it publicly announced its results — that is, the special items that were excluded from EPS to arrive at adjusted EPS were the same. Adjusted sales is net sales excluding the impact of foreign currency fluctuations using budgeted exchange rates. Baxter uses adjusted sales (rather than sales) as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations — that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

Return on invested capital (ROIC) is the internal cash earnings measure that the company uses to assess how effectively it is allocating and utilizing capital in its operations. ROIC is calculated by dividing cash flows from operations (excluding the impact of interest expense) by average invested capital. Baxter does not provide guidance on ROIC nor does it disclose ROIC in its public filings; however, for years 2010, 2009 and 2008, Baxter achieved 109.0%, 108.5% and 100.0% of its respective ROIC targets. The Committee selected ROIC as the third measure in order to balance the more immediate EPS and sales goals, helping to ensure a focus on efficient and value-maximizing investment and appropriate long-term management of capital. Improving ROIC requires disciplined management of working capital and is inherently challenging because of the measure’s focus on increasing cash flows relative to improved retained earnings. As the company becomes more profitable it becomes more difficult to show significant ROIC improvement due to the impact of increases in retained earnings on the denominator of the measure — that is, as the denominator grows the company is required to generate more cash flows from operations than in the prior year to improve its ROIC.

Performance Against Peers

As a healthcare company, Baxter operates in a rapidly changing, increasingly competitive and heavily regulated environment. Accordingly, encouraging its officers to focus on the long-term performance of the company is particularly important to Baxter. The performance share units that were awarded to named executive officers in 2010 were designed to reward strong long-term performance by the company relative to the companies in Baxter’s peer group. These healthcare companies are the primary companies with which Baxter competes for talent, investor capital and market position. As discussed below, the performance share units granted in 2009 and 2010 are being valued in the “Outstanding Equity Awards at Fiscal Year-End” table at threshold as a result of Baxter’s performance against its peers during the applicable performance period.

The payout of shares of Baxter common stock resulting from the vesting of the performance share units granted in 2010 will be based on Baxter’s change in total shareholder value versus the change in total shareholder value of the companies included in Baxter’s peer group during the three-year performance period commencing with the year in which the performance share units are awarded (January 1, 2010 — December 31, 2012). Growth in shareholder value will be measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Days of the Performance Period
minus Average Closing Stock Price Over the Last Twenty Days Immediately
Preceding the Commencement of the Performance Period
plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Days Immediately Preceding the Commencement of the Performance Period

The performance share units will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of performance share units awarded. The table below shows how the company’s growth in shareholder value against its peers correlates with the 0% to 200% range of payouts.

Performance	Payout

Below 25th Percentile Rank	0%
25th Percentile Rank	25%
60th Percentile Rank	100%
75th Percentile Rank	150%
85th Percentile Rank or Above	200%

The performance share units will pay out linearly between each set of data points above the 25th percentile and below the 85th percentile. For example, if Baxter performs at a 40th percentile rank, each named executive officer will receive the number of shares equal to 57% of his or her award of performance share units. As it is possible that there will be no payout under the performance share units, these awards are completely “at-risk” compensation. Further, in order to pay out at the 100% target level, Baxter must outperform its peers at the 60th percentile.

Performance of Baxter Common Stock

The performance of Baxter common stock determines the value of the stock options and restricted stock units that have been granted to the named executive officers in 2010.

Individual Performance

The Committee (or the full Board in the case of Mr. Parkinson) assesses the individual performance of each executive officer in making compensation decisions related to cash bonuses and equity awards. The Committee’s assessment of individual performance is inherently subjective and requires significant input from Mr. Parkinson. Essentially the Committee (or the Board in the case of Mr. Parkinson) assesses how well an officer fulfilled his or her obligations in the past year. This assessment focuses on how well the operations or function for which an officer is responsible performed during the year. One factor that the Committee (or the Board in the case of Mr. Parkinson) considers in making assessments of individual performance is how well an officer performed against the performance goals set for such officer for the relevant year. Mr. Parkinson’s goals and his self-evaluation are reviewed with the Committee and the full Board. Mr. Parkinson reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Committee. The goals set for each named executive officer for 2010 reflected the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Parkinson had approximately 50 performance goals for 2010 covering the following areas: financial performance, organizational development/human resources, corporate strategy/business development, innovation/R&D, quality/regulatory, operational excellence, board relations/governance, constituent relations and leadership. In evaluating each officer’s performance against his or her goals, consideration is given not only to whether an objective was met but most significantly how the objective was met including how appropriately the officer prioritized meeting an objective relative to the officer’s other responsibilities. Accordingly, the adjustments that are made to such officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer achieved. The Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interest of the company and its shareholders. The Committee (or the Board in the case of Mr. Parkinson) adjusts cash bonuses and equity grants for individual performance on a discretionary basis in light of the Committee’s (or the Board’s in the case of Mr. Parkinson) overall assessment of how well an officer fulfilled his or her obligations to the company in the past year.

Baxter’s Peer Group and Use of Peer Group Data

Use of peer group data plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps us to ensure that compensation is market competitive in order to retain and attract talent. Baxter uses data from companies that the Committee has selected as comparable companies (collectively, the “peer group”) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data the company obtains regarding companies in its peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If data is not available for a particular officer’s position at the company, the Committee utilizes the information that is available to Aon Hewitt as well as internal equity principles to set an officer’s compensation targets at levels that are competitive with other officers at Baxter.

Baxter’s use of peer group data is consistent among the named executive officers in that the baseline (i.e., percentile target) that is set for an element of compensation applies to all officers regardless of position. However, differences in the compensation paid to comparable officers at companies in the peer group do result in higher target amounts for officers depending on their position. For example, the compensation targets set for Mr. Parkinson based on peer group data are significantly higher than those set for any of the other named executive officers despite being set using the same percentile targets.

Baxter’s peer group includes all of the companies in the Standard & Poor’s 500 Health Care Index, except for distribution companies, insurance providers, hospitals, nursing homes and consultants. As discussed above, information may not available from each of the companies in Baxter’s peer group for every officer position. As a result, the number of companies in Baxter’s peer group may fluctuate as applied to each officer. As of December 31, 2010, the companies included in this peer group and that will therefore be used to determine the payout under the performance share units granted in 2010 are set forth below.

Abbott Laboratories	Eli Lilly and Company	Pfizer Inc.
Allergan, Inc.	Forest Laboratories, Inc.	Quest Diagnostics Incorporated
Amgen Inc.	Genzyme Corporation	St. Jude Medical, Inc.
Becton, Dickinson and Company	Gilead Sciences, Inc.	Stryker Corporation
Biogen Idec Inc.	Hospira, Inc.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Intuitive Surgical, Inc.	Varian Medical Systems, Inc.
Bristol-Myers Squibb Company	Johnson & Johnson	Waters Corporation
CareFusion Corporation	Laboratory Corporation of America Holdings	Watson Pharmaceuticals, Inc.
Celgene Corporation	Life Technologies Corporation	Zimmer Holdings, Inc.
Cephalon, Inc.	Medtronic, Inc.
C.R. Bard, Inc.	Merck & Co., Inc.
DaVita Inc.	Mylan Inc.
DENTSPLY International Inc.	PerkinElmer, Inc.

Elements of Executive Compensation

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. For each of the last three years, base salary target levels for all named executive officers were set within a range that is competitive with the 50th percentile of salaries paid to comparable officers at companies in the peer group. The Committee selected the 50th percentile as the positioning for base salaries because, as they are the only fixed component of compensation, they are less appropriately used to motivate performance and thus, the Committee determined to set them at a reasonably competitive mid-point.

The Committee sets actual individual base salaries higher or lower than targeted base salaries for any reason that the Committee deems relevant. Factors that the Committee considered for 2010 base salaries included how long an officer has been at Baxter and in his or her current role, the impact of his or her position on the company’s results, the quality of the overall experience an officer brings to his or her role and how the officer’s role fits within the structure of the organization. Base salaries for all of the named executive officers were generally below the 50th percentile of salaries paid to comparable officers in the peer group.

Cash Bonuses

Cash bonuses are intended to reward company and individual performance by providing officers with an opportunity to receive additional cash compensation based on both the company’s performance relative to the financial targets described above and the Committee’s assessment of how well an officer performed his or her role during the applicable year. In assessing an individual officer’s performance, the Committee considers the individual’s present and potential contribution to Baxter, in addition to various performance criteria which include, but are not limited to, implementation of critical projects (e.g., acquisitions or divestitures), product development, regulatory or quality performance and innovation or research goals. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s overall performance relative to the financial targets discussed above.

Target Setting

For each of the last three years, cash bonus targets for all named executive officers were set within a range that is competitive with the 60th percentile of cash bonuses paid to comparable officers at companies in Baxter’s peer group. As the ultimate payout of a cash bonus is driven primarily by achievement of financial targets, the Committee sets the target amounts at the 60th percentile to further motivate officers to meet the financial targets. The Committee has the discretion to adjust each officer’s target as it deems appropriate. Typical reasons for adjusting cash bonus targets are how long an officer has been in his or her current role and how the officer’s role fits within the structure of the organization. Cash bonus targets for all of the named executive officers, except for Mr. Hantson and Mr. Hombach, were at or modestly below the 60th percentile of cash bonuses paid to comparable officers in the peer group. The Committee set cash bonus targets for Mr. Hantson and Mr. Hombach below the 60th percentile of cash bonuses paid to comparable officers in the peer group given that each such officer was newly appointed to his respective role at the time cash bonus targets were established.

Determination of 2010 Payouts

Based on the company’s performance against its 2010 financial targets, the bonus pool was funded at 1.14 times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool was funded at 1.14 times his target cash bonus). The Committee then used “negative discretion” to determine the actual cash bonus amount that was paid to each named executive officer. The “negative discretion” that was used took into account the Committee’s view of how well each officer performed his or her responsibilities during 2010. More specifically, in applying its negative discretion, the Committee adjusted each officer’s cash bonus target (other than with respect to Ms. Amundson, Mr. Arduini and Mr. Hantson) for company performance and then individual performance. As a result, the actual cash bonus paid to each named executive officer (other than Ms. Amundson, Mr. Arduini and Mr. Hantson) was calculated using the following formula: (x) the product of such officer’s cash bonus target and the company performance adjustment percentage multiplied by (y) an officer’s individual performance adjustment percentage. For example, Mr. Parkinson’s bonus of $1,039,360 is equal to

(x) the product of $1,856,000 and 70% multiplied by (y) 80%. Application of this formula resulted in Mr. Parkinson receiving a cash bonus for 2010 performance equal to 56% of his target. Ms. Amundson and Mr. Arduini each received a cash bonus payment in an amount equal to approximately 50% of his or her respective cash bonus target in recognition of their 2010 performance and contributions. The Committee set the cash bonus paid to Mr. Hantson based on market practice and the overall compensation package being provided to Mr. Hantson at the time he joined the company in May 2010.

Company Performance.  As discussed above, Baxter performed relative to its adjusted EPS, adjusted sales and ROIC financial targets for 2010 at 96.4%, 96.7% and 109% respectively. Given the relative weighting of these targets (50%, 25% and 25%, respectively) and the associated funding schedule for each metric, this performance translated into an adjustment to each officer’s cash bonus of 70% of target. The funding schedule associated with each metric ranges from 0% to 150% with the baseline for each metric being 100% (i.e., the company must achieve a given financial target for the funding for such metric to be 100% and funding can range from 0% to 150%). The band of funding around the baseline varies by metric. This variation reflects the probability of achievement of a given target based on historical performance data as well as the scope of the given metric. Accordingly, the adjustment for 2010 performance of 70% was substantially lower than the adjustment of 120% made in the prior year based on how the company performed against its 2010 financial targets and the relative weighting of, and funding schedule associated with, each metric. This reduced adjustment percentage is consistent with the company’s pay for performance philosophy.

Individual Performance.  Based on the Committee’s assessment of the performance of each officer of the company, each officer’s cash bonus target was adjusted further in a range of 80% to 155%. Mr. Parkinson was paid a cash bonus of $1,039,360, which represented a decrease of 58% as compared to his 2009 cash bonus and included an individual assessment adjustment percentage of 80%. This amount primarily reflects the company’s financial performance in 2010 as well as Mr. Parkinson’s other leadership contributions (as discussed above under “Year in Review”). Mr. Hombach was paid a cash bonus of $286,650, which included an upward adjustment of 130%. This adjustment primarily reflects Mr. Hombach’s role in addressing the challenges addressed by the company in 2010 and discussed above under “Year in Review.” Mr. Davis was paid a cash bonus of $518,700, which included an upward adjustment of 130%. This adjustment reflects the leadership Mr. Davis provided as Chief Financial Officer as well as President of the Medical Products business in 2010. Ms. Mason was paid a cash bonus of $371,000, which included an upward adjustment of 155%. This adjustment reflects Ms. Mason’s contributions to the company as Corporate Vice President, Human Resources, a function with a significant role in addressing the challenges arising in the year and positioning the company for future success. As discussed above, no individual performance adjustment was made with respect to Ms. Amundson, Mr. Arduini or Mr. Hantson. For more information on how performance was assessed, see “Pay for Performance — Financial Targets and — Individual Performance” above. The Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the market place.

Equity Awards

Equity awards are the most significant components of each named executive officer’s compensation package. The company’s compensation program emphasizes equity awards to motivate the named executive officers to drive the long-term performance of the company and to align their interests with those of the company’s shareholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders. This alignment is furthered by requiring officers to satisfy the stock ownership guidelines discussed below under “Baxter’s Stock Ownership Guidelines for Executive Officers.”

Structure of Equity Compensation Program

Baxter’s equity compensation program for named executive officers provides for annual grants in equal proportion of performance share units and stock options. Performance share units are provided to reflect the Committee’s belief that as the recipients of these awards have the most responsibility for Baxter’s performance, the payout of a portion of their equity awards should be completely “at-risk.” Stock options compose 50% of the annual equity grant to recognize that it is in the best interest of the company to provide a certain amount of equity to officers that will vest as long as the officer continues to serve at Baxter as there are factors beyond the control of the officers that affect the company’s performance as measured against its peers and will only have value as long as Baxter’s stock price continues to increase from the date of grant. The company also periodically grants restricted stock units to named executive officers, primarily for recognition, recruitment and retention purposes.

2010 Equity Grants

In order to determine the size of equity grants to be awarded to each named executive officer in connection with the annual grant process in March 2010, the Committee reviewed market data on how much equity similarly situated officers were receiving at companies in Baxter’s peer group. This review focused on how much equity should be granted to each officer in order to be competitive with the 60th percentile of equity awards provided to similarly situated officers at companies in Baxter’s peer group. The Committee (or the Board in the case of Mr. Parkinson) set targets that were at or modestly below what was competitive for the 60th percentile of the peer group for each of the named executive officers, except for Mr. Davis and Mr. Hombach whose targets were in line with those set for such officers in the prior year and reflective of the internal equity principles established within the organization. In determining the actual amounts of the grants, the Committee (or the Board in the case of Mr. Parkinson) then used its discretion to increase certain named executive officer’s 2010 target grant as follows: Ms. Amundson, 20%; Mr. Arduini, 15%; Mr. Davis, 20%; Mr. Hombach, 15%; and Ms. Mason, 20%. These adjustments were made primarily to reflect the Committee’s assessment of such officer’s individual performance during 2009. Mr. Hantson’s annual equity grant, awarded on June 1, 2010, was set below what was competitive for the 60th percentile of the peer group due to the overall compensation package being provided to Mr. Hantson and in line with internal equity principles established within the organization. As discussed below, Ms. Amundson and Mr. Arduini forfeited their 2010 equity grants upon their resignations.

In addition to their annual equity grants, Messrs. Davis, Hantson and Hombach each received an award of restricted stock units in 2010. Mr. Davis received a grant of 5,000 restricted stock units on September 1, 2010 as a result of his appointment to serve as Corporate Vice President and President, Renal in July 2010. Similarly, Mr. Hombach received a grant of 5,000 restricted stock units on September 1, 2010 as a result of his appointment to serve as Baxter’s Corporate Vice President and Chief Financial Officer in July 2010. Mr. Hantson received a grant of 34,500 restricted stock units on June 1, 2010 as a condition of his employment with Baxter. This award was intended to compensate Mr. Hantson for a portion of the equity that he forfeited upon his resignation from his former employer in order to join the company. These grants are consistent with the company’s philosophy of providing compensation to attract, retain and motivate high-performing executives.

Perquisites

Baxter provides a very limited range of perquisites to its named executive officers. In 2010, the aggregate incremental cost associated with providing these perquisites was less than $10,000 for each named executive officer. Baxter permits limited personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer and any such aircraft usage, including by the Chief Executive Officer, is reviewed annually by the Board. Baxter pays for an annual physical exam for executive officers and believes this practice to be in the best interest of the company and its shareholders as the health of an executive officer is critical to an officer’s performance.

Retirement and Other Benefits

Each named executive officer (except for Mr. Parkinson and Mr. Hantson) participates in Baxter’s pension and supplemental pension plans to the same extent and on the same terms as any other eligible Baxter employee. Mr. Parkinson’s employment agreement provides for additional pension benefits tied to the number of years he remains employed at Baxter. In 2009, Mr. Parkinson received an additional two years of service under the supplemental pension plan upon his fifth anniversary of employment based on the terms of his employment agreement. These additional years of service are in addition to the two years of service received by Mr. Parkinson upon his third anniversary of employment in 2007. Mr. Parkinson’s employment agreement also provides that he is eligible for unreduced early retirement upon his termination of employment prior to age 65. Mr. Parkinson will not be eligible for an unreduced early retirement benefit, if his employment is terminated for cause (as defined in his employment agreement). Mr. Hantson is not eligible to participate in Baxter’s pension and supplemental pension plans as such plans were closed to new participants effective as of December 31, 2006. Employees hired or rehired after that date, including Mr. Hantson, receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified section 401(k) plan and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). The level of pension benefits available to Mr. Parkinson compared to the other named executive officers is consistent with his level of responsibility within the company and how his position was valued in the market at the time his agreement was originally negotiated. A more detailed discussion of the pension program is provided under the caption “Pension Benefits” on page 31 of this Proxy Statement.

Each of the named executive officers is eligible to participate in Baxter’s deferred compensation plan, which permits the officer to defer the receipt of covered compensation and receive a 3.5% company match. Baxter allows named executive officers to participate in a deferred compensation plan in order to provide compensation that is reflective of such officers’ value in the market as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company. The terms of Baxter’s deferred contribution plan are more fully described under the caption “Nonqualified Deferred Compensation” on page 33 of this Proxy Statement.

Risk Assessment of Compensation Policies and Practices

With the assistance of the Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;

•	effective balance in cash and equity mix, short and long term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policy discussed below.

Baxter’s Stock Ownership Guidelines for Executive Officers

In order to drive the long-term performance of the company, executive officers are required to own a certain amount of Baxter stock. The Chief Executive Officer is required to achieve ownership of Baxter common stock valued at six times annual base salary. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at four times annual base salary, in each case within five years of becoming an executive officer. This requirement, like the executive compensation recoupment policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Executive Compensation Recoupment Policy

In February 2009, the Board adopted an executive compensation recoupment policy. This policy applies to all cash bonuses paid by Baxter under its 2007 Incentive Plan (or any successor plan such as the 2011 Incentive Plan) and all grants of equity awarded by the company to any person designated as an officer by the Board. Following any restatement of the company’s financial results that requires an amendment to any previously filed results or if an officer violates a restrictive covenant contained in any agreement between the company and such officer, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation and take any actions it deems appropriate with respect to executive incentive compensation. With respect to a restatement, the Board will consider whether an officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: recovery, reduction, or forfeiture of all or part of any bonus, equity, or other compensation previously provided or to be provided in the future; disciplinary actions; and the pursuit of any other remedies.

Post-Termination Compensation

Named executive officers may receive certain payments if Baxter undergoes a change in control and the officer ceases to be employed by the company. Mr. Parkinson would receive payments under his employment agreement and the other named executive officers would receive payments under their severance agreements. Providing for payments in a change in control situation is consistent with market practice and helps ensure that if a change in control is in the best interest of the shareholders, officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In addition to change in control payments, Mr. Parkinson would receive certain payments in the event he is terminated for any reason (other than for cause). The Board believes that compensating Mr. Parkinson in these additional circumstances is appropriate in light of the value of his position in the market place, including as reflected in the negotiations accompanying the company’s hiring of Mr. Parkinson pursuant to his employment agreement. In consideration for these benefits, Mr. Parkinson and the named executive officers have agreed to be bound for two years from the date of his or her termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Committee did not believe that such benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in any other elements or vice versa. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2010, please refer to the information under the caption “Potential Payments Upon Termination Following A Change in Control” on page 34 of this Proxy Statement.

Advisory Votes on Executive Compensation

At the 2011 Annual Meeting, shareholders are being asked for the first time to consider a resolution to approve the compensation paid to Baxter’s named executive officers as disclosed in this Proxy Statement. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, will not be binding on the Board. However, the Board will review and thoughtfully consider the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers. Any impact from the 2011 voting results will be disclosed in the proxy statement to be filed in connection with the 2012 annual meeting of shareholders.

Shareholders are also being asked for the first time to consider a resolution to determine how frequently “say-on-pay” advisory votes should be held. Shareholders will be able to cast their votes on whether to hold “say-on-pay” advisory votes every one, two or three years. Shareholders may also abstain from casting a vote. While the Board of Directors is recommending that shareholders vote every THREE YEARS with respect to this non-binding frequency of “say-on-pay” advisory vote, the Board will thoughtfully consider the outcome of the frequency vote when making future decisions concerning the frequency of “say-on-pay” advisory votes. If shareholders follow the Board’s recommendation, the next “say-on-pay” advisory vote will be held at the 2014 annual meeting of shareholders.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Proxy Statement for the 2011 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation Committee
John D. Forsyth (Chair)
Walter E. Boomer
Peter S. Hellman
Carole J. Shapazian
Thomas T. Stallkamp

Summary Compensation Table

The following table shows for the years indicated below the compensation provided by Baxter and its subsidiaries to its named executive officers.

								Change in
								Pension
								Value and
							Non-Equity	Non-qualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert L. Parkinson, Jr.,	2010	$1,369,923	—		$4,445,650	$2,665,541	$1,039,360	$1,832,196	147,598	$11,500,268
Chairman and Chief	2009	1,342,000	—		4,785,304	2,982,046	2,500,560	2,518,252	233,143	14,361,305
Executive Officer	2008	1,339,339	—		6,084,226	3,569,053	2,708,940	910,946	212,326	14,824,830

Robert J. Hombach,	2010	388,442	—		523,662	183,667	286,650	473,185	31,539	1,887,145
Corporate Vice President,
Chief Financial Officer and Treasurer(6)

Joy A. Amundson,	2010	481,538	—		1,093,056	655,377	285,000	236,816	258,681	3,010,468
Former Corporate Vice	2009	576,923	—		1,066,887	668,147	814,320	204,514	102,944	3,433,735
President and President,	2008	554,769	—		1,282,296	711,463	866,320	141,384	109,065	3,665,297
BioScience

Peter J. Arduini,	2010	471,692	—		1,047,477	628,064	250,000	108,687	74,786	2,580,706
Former Corporate Vice	2009	543,538	—		977,980	612,468	723,840	82,184	89,617	3,029,627
President and President,	2008	526,923	—		1,282,296	711,463	527,670	77,797	96,973	3,223,122
Medication Delivery

Robert M. Davis,	2010	596,923	—		1,310,406	655,377	518,700	212,117	80,160	3,373,683
Corporate Vice President	2009	576,923	—		1,066,887	668,147	814,320	115,023	101,027	3,342,327
and President, Medical	2008	554,769	—		1,282,296	711,463	866,320	68,406	90,873	3,574,127
Products(6)

Ludwig N. Hantson,	2010	385,769	$558,000	(7)	1,807,279	447,821	531,000	—	16,597	3,746,466
Corporate Vice President
and President, BioScience(7)

Jeanne K. Mason,	2010	453,308	—		627,731	376,362	371,000	150,589	24,882	2,003,872
Corporate Vice President,
Human Resources

(1)	Amounts shown in this column represent the value of performance share and restricted stock units granted under the company’s equity compensation program. All amounts are valued based on the grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the maximum amount of shares payable under the performance share units granted in 2010 is as follows: Mr. Parkinson ($8,891,300); Mr. Davis ($2,186,112); Mr. Hantson ($748,298); Mr. Hombach ($612,624); and Ms. Mason ($1,255,462). As discussed below under “Separation Arrangements,” except for the 2008 grant of performance share units, all of the unvested equity awards whose value is reflected in this column were forfeited by Ms. Amundson upon her resignation. With respect to Mr. Arduini, all of the unvested equity awards whose value is reflected in this column were forfeited upon his resignation. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010. Dividend equivalents accrue on the performance share and restricted stock units and are paid only if the underlying awards vest. For further information on these awards, see the Grants of Plan-Based Awards table and the accompanying narrative under “Description of Certain Awards Granted in 2010” on page 26 of this Proxy Statement.

(2)	Amounts shown in this column represent the value of stock options granted under the company’s equity compensation program based on the grant date fair value computed in accordance with FASB ASC Topic 718. Please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 for more information on how amounts in this column are calculated. For further information on these awards, see the “2010 Grants of Plan-Based Awards” table and the accompanying narrative under “Description of Certain Awards Granted in 2010” on page 26 of this Proxy

Statement. All of the unvested stock options whose value is reflected in this column were forfeited by Ms. Amundson and Mr. Arduini upon their resignations.

(3)	Amounts shown in this column represent cash bonuses paid for performance in the applicable year under the company’s officer bonus program. With respect to Ms. Amundson and Mr. Arduini, such amounts represent approximately 50% of their respective annual cash bonus targets for 2010. The methodology applied in determining the bonus amounts earned by the other named executive officers is discussed under “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses” on page 19 of this Proxy Statement.

(4)	Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under the company’s pension plan and supplemental pension plan. Pursuant to the terms of his employment agreement, Mr. Parkinson received an additional two years of service under the pension plan in April 2009 as he recognized the fifth anniversary of his employment with the company during that month. As discussed below in connection with the “Pension Benefits” table, Mr. Hantson is not eligible to participate in the company’s pension and supplemental pension plans as he joined Baxter after December 31, 2006. For more information on this pension benefit, see “Employment Agreement with Chairman and Chief Executive Officer” and the “Pension Benefits” table below.

(5)	Amounts shown in this column represent dividend equivalent payments on performance share and restricted stock units held by the named executive officers as a result of grants made prior to 2009, contributions made by the company to Baxter’s deferred compensation plan on behalf of the participating named executive officers, contributions made by the company to Baxter’s tax-qualified section 401(k) plan on behalf of the named executive officers, the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers and with respect to Messrs. Davis and Hombach and Ms. Mason, the value of an annual physical exam. Contributions made by the company to Baxter’s deferred compensation and tax-qualified section 401(k) plans on behalf of Mr. Hantson include an additional employer contribution equal to 3% of Mr. Hantson’s compensation as a result of his ineligibility to participate in the company’s pension and supplemental pension plans. Performance share and restricted stock units granted prior to 2009 entitled a recipient to receive cash payments equal to dividends paid on shares of Baxter common stock to the same extent as if each performance share or restricted stock unit was a share of common stock during the performance or vesting period. The following table quantifies the amounts paid to the named executive officers for 2010 for each component discussed above that involved for any named executive officer an amount equal to or greater than $10,000:

		Deferred
		Compensation
	Dividend Equivalents	Contributions

Mr. Parkinson	$138,736	—
Mr. Hombach	7,705	$13,553
Ms. Amundson	30,934	34,963
Mr. Arduini	30,566	32,616
Mr. Davis	30,122	39,203
Mr. Hantson	—	4,223
Ms. Mason	15,312	—

With respect to Ms. Amundson, this column also includes $178,923 in payments made pursuant to the agreement entered into as of the October 21, 2010 and as discussed below under “Separation Arrangements.”

(6)	Mr. Hombach served as Corporate Vice President and Treasurer prior to his appointment as Chief Financial Officer in July 2010. In connection with his appointment, his base salary and cash bonus target were increased to $450,000 and $315,000, respectively, and he received a grant of 5,000 restricted stock units on September 1, 2010. In connection with his appointment as Corporate Vice President and President, Renal in July 2010, Mr. Davis also received a grant of 5,000 restricted stock units on September 1, 2010.

(7)	Mr. Hantson joined Baxter as Corporate Vice President and President, International effective as of May 3, 2010. Accordingly, the amount shown in the “Salary” column reflects a pro-rata portion of his annual salary of $590,000. The amount shown in the “Bonus” column represents a cash sign-on bonus paid to Mr. Hantson upon joining Baxter. This bonus was primarily intended to compensate Mr. Hantson for the value of equity awards issued by his former employer and forfeited by Mr. Hantson when he joined Baxter. Mr. Hantson’s compensation was not adjusted at the time of his appointment to serve as Corporate Vice President and President, BioScience in October 2010.

2010 Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	or	Fair Value
		Plan Awards			Plan Awards			Shares of	Securities	Base Price	of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	of Option	Option
	Grant	($)	($)	($)	(#)	(#)	(#)	Units	Options	Awards	Awards
Name	Date	(1)	(2)	(1)	(3)	(3)	(3)	(#)	(#)	($/Sh)	($)(4)

Mr. Parkinson	2/16/2010	—	$1,856,000	—
	3/3/2010	—		—					263,989	$59.00	$2,665,541
	3/3/2010	—		—	17,362	69,447	138,894				4,445,650
Mr. Hombach	7/5/2010	—	315,000	—
	3/3/2010	—		—					18,190	59.00	183,667
	3/3/2010	—		—	1,196	4,785	9,570				306,312
	9/1/2010	—		—				5,000			217,350
Ms. Amundson(5)	2/15/2010	—	570,000	—
	3/3/2010	—		—					64,907	59.00	655,377
	3/3/2010	—		—	4,269	17,075	34,150				1,093,056
Mr. Arduini(5)	2/15/2010	—	504,000	—
	3/3/2010	—		—					62,202	59.00	628,064
	3/3/2010	—		—	4,091	16,363	32,726				1,047,477
Mr. Davis	2/15/2010	—	570,000	—
	3/3/2010	—		—					64,907	59.00	655,377
	3/3/2010	—		—	4,269	17,075	34,150				1,093,056
	9/1/2010	—		—				5,000			217,350
Mr. Hantson	5/3/2010	—	531,000	—
	6/1/2010	—		—					54,089	41.54	447,821
	6/1/2010	—		—				34,500			1,433,130
	6/1/2010	—		—	3,557	14,229	28,458				374,149
Ms. Mason	2/15/2010	—	341,000	—
	3/3/2010	—		—					37,274	59.00	376,362
	3/3/2010	—		—	2,452	9,806	19,612				627,731

(1)	There is no threshold amount for cash bonuses. Even if the company meets each financial target, the Committee (or the Board in the case of Mr. Parkinson) may use negative discretion and decline to pay an officer a bonus for his or her performance. Consistent with the bonus plan and under Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum bonus that could be paid to any officer for 2010 performance was the lesser of (i) two times an officer’s salary (or target bonus in the case of Mr. Parkinson) and (ii) $5 million.

(2)	Represents the target bonus set for 2010 under Baxter’s officer bonus program. The actual cash bonus paid to each named executive officer for his or her 2010 performance is reported as “Non-Equity Incentive Plan Compensation” above in the Summary Compensation Table.

(3)	The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of common stock that would be paid out under the performance share units granted in March 2010 if Baxter’s growth in shareholder value compared to the growth in shareholder value of the companies in its peer group is at the 25th, 60th and 85th percentile, respectively. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 16 of this Proxy Statement.

(4)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options, restricted stock units and the target amount of performance share units awarded under Baxter’s equity compensation program during 2010 and further described below.

(5)	As a result of their resignations from the company, the performance share units and stock options granted to Ms. Amundson and Mr. Arduini in 2010 were forfeited.

Description of Certain Awards Granted in 2010

Performance Share Units.  Each named executive officer received a performance share unit grant in March 2010, except for Mr. Hantson who joined the company in May 2010 and therefore received his grant on June 1, 2010. The threshold, target and maximum payouts that each officer could receive under his or her award is disclosed under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “2010 Grants of Plan-Based Awards” table above. The payout amounts under these awards will be earned based on Baxter’s growth in shareholder value relative to the growth in shareholder value of the healthcare peers included in Baxter’s peer group during the three-year performance period commencing on January 1, 2010. The payout of shares of Baxter common stock will range from 0% to 200% of the number of performance share units awarded. If an officer ceases to be employed at Baxter during the performance period (other than due to death, disability or retirement), such officer will forfeit any payout under his or her performance share units. If an officer who is “retirement eligible” (meaning he or she is at least 65 years of age, or at least 55 years of age with at least 10 years of service) retires after December 31, 2010, then his or her performance share units will remain eligible for payout at the end of the performance period. If an officer is terminated due to death or disability after December 31, 2010, his or her performance share units will pay out within 60 days at 100% of the target grant. Officers have no rights of a shareholder with respect to the performance share units until the performance period is complete, other than with respect to dividends which accrue to the same extent as if such unit was a share of common stock during the performance period. Such accrued dividends will be paid when and if the related shares of common stock are paid out at the end of the performance period. For more information about these awards see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 16 of this Proxy Statement.

Stock Options.  Each named executive officer received a stock option grant in March 2010, except for Mr. Hantson who received his grant on June 1, 2010. All stock options granted in 2010 vest one-third per year over a three-year period. The exercise price of each stock option awarded by Baxter to its executive officers under the company’s incentive compensation programs is the closing price of Baxter’s common stock on the date of grant, which is the date when the Compensation Committee acts to approve equity awards for senior executives. Generally, if an officer ceases to be employed at Baxter before his or her stock options vest, these options will expire on the date such officer’s employment is terminated unless such termination is due to death, disability or retirement. If an officer who is retirement eligible (as defined above) retires after December 31, 2010, then his or her stock options will continue to vest based upon their original vesting schedule. If an officer is terminated due to death or disability after December 31, 2010, his or her options will vest immediately and expire one year later. Each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the “All Other Option Awards” column in the “2010 Grants of Plan-Based Awards” table above.

Restricted Stock Units.  Mr. Davis received a grant of 5,000 restricted stock units on September 1, 2010 as a result of his appointment to serve as Corporate Vice President and President, Renal in July 2010. Similarly, Mr. Hombach received a grant of 5,000 restricted stock units on September 1, 2010 as a result of his appointment to serve as Baxter’s Corporate Vice President and Chief Financial Officer in July 2010. Mr. Hantson received a grant of 34,500 restricted stock units on June 1, 2010 as a condition of his employment with Baxter. The restricted stock units granted to Messrs. Davis and Hombach vest three years from the applicable grant date and the restricted stock units granted to Mr. Hantson vest one-fifth per year starting on the first anniversary of the grant date. The vesting schedule of Mr. Hantson’s award was designed to mirror the vesting schedule of a portion of the equity that Mr. Hantson forfeited upon his resignation from his former employer. Under the terms of these grants, such officers have no rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting, other than with respect to dividends which accrue to the same extent as if such unit was a share of common stock during the vesting period. Such accrued dividends will be paid when and if the related shares of common stock are paid out at the end of the vesting period. These grants are reflected in the “All Other Stock Awards” column in the “2010 Grants of Plan-Based Awards” table above.

Employment Agreement with Chairman and Chief Executive Officer

Baxter and Robert L. Parkinson, Jr. entered into an employment agreement on April 19, 2004 in connection with Mr. Parkinson’s appointment as Chairman and Chief Executive Officer of Baxter. On December 12, 2008, this agreement was amended to conform the agreement to changes to Section 409A of the Internal Revenue Code of 1986, as amended, and the existing company compensation program applicable to employees generally (for example, the annual award of performance share units rather than restricted stock units and the diminution of perquisites), as well as to provide that the rolling two-year term of the agreement shall expire without further action effective January 30, 2016.

Mr. Parkinson’s agreement, as amended, provides an annual base salary of not less than $1,300,000, subject to possible increase by the independent directors of the Board. He is eligible to participate in Baxter’s officer bonus and long-term incentive programs at a level commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board, and to receive benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. In addition to these benefits, the agreement provides that if Mr. Parkinson remains employed for at least three years (which he achieved in 2007), his pension benefit will be determined as if he had completed five years of service, and if he remains employed for at least five years (which he achieved in April 2009), his pension benefit will be determined as if he had completed nine years of service, in each case provided that Mr. Parkinson is not later terminated for cause. This additional service is credited under the supplemental pension plan. The agreement also provides that if Mr. Parkinson retires after his pension benefit is vested but before he is eligible for an unreduced early retirement benefit, and he is not terminated for cause, he will receive payments under the supplemental pension plan equal to the difference between an unreduced pension benefit (including the additional service credit described above) and his actual benefits received under the pension plan.

In consideration for his employment at Baxter, Mr. Parkinson will not compete with the company, directly or indirectly, for a period of two years after the termination of his employment. Mr. Parkinson has also agreed not to solicit or attempt to solicit any customer or supplier of the company nor solicit, persuade or induce any individual who is employed by the company or its subsidiaries to terminate such employment or enter into an employment relationship with another entity.

The agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. For more information about these payments, please see “Potential Payments Upon Termination Following A Change in Control — Chairman and Chief Executive Officer” on page 34 of this Proxy Statement.

Separation Arrangements

On October 12, 2010, Baxter announced the resignation of Joy A. Amundson from her position as Corporate Vice President and President, BioScience and Peter J. Arduini from his position as Corporate Vice President and President, Medication Delivery. In connection with her resignation, Ms. Amundson entered into an agreement with the company pursuant to which she was entitled to: (a) receive a pro-rata portion of her cash bonus target for 2010 performance ($285,000); (b) remain eligible to vest in her 2008 grant of 19,200 performance share units; (c) continue to receive her base pay through December 31, 2010; and (d) receive a payment of $50,000 within thirty days of the effective date of the agreement and monthly separation payments in the amount of $97,500 per month from January 31, 2011 through June 30, 2012, for an aggregate payment not to exceed $1,755,000. Ms. Amundson’s agreement also provided for accrued vacation pay ($4,615) and a cash payment to cover her COBRA coverage costs for the first six months of coverage ($6,000). In exchange, Ms. Amundson agreed to assist in the transition of her duties, be bound through June 30, 2012 to certain non-solicitation and non-competition covenants and waive her right to assert any claims against the company. With the exception of her 2008 grant of performance share units discussed above, Ms. Amundson forfeited the remainder of her unvested equity pursuant to the plans under which it was granted upon her resignation. In connection with his resignation, Mr. Arduini received a lump sum cash payment in the amount of $250,000 to reflect transition services and to recognize his performance and contributions in 2010. Mr. Arduini forfeited all of his unvested equity pursuant to the plans under which it was granted upon his resignation.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
							Equity
							Incentive Plan
							Awards:
							Number of	Equity Incentive
	Number of	Number of			Number of		Unearned	Plan Awards:
	Securities	Securities			Shares or	Market Value	Shares, Units	Market or Payout
	Underlying	Underlying			Units of	of Shares or	or Other	Value of Unearned
	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights That	Shares, Units or
	Options	Options	Exercise	Option	Have Not	That Have	Have Not	Other Rights That
	(#)	(#)	Price	Expiration	Vested	Not Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)(2)	($)(2)	(#)(3)	($)(3)

Mr. Parkinson	650,000		$31.72	4/18/2014	—	—	127,782	$6,468,325
	750,750		34.85	3/13/2015
	546,000		38.35	3/14/2016
	384,000		51.21	3/15/2017
	202,666	101,334	58.12	3/5/2018
	84,800	169,600	52.50	3/4/2019
		263,989	59.00	3/3/2020
Mr. Hombach	12,600		38.35	3/14/2017	5,030	$254,619	7,212	365,071
	18,000		51.21	3/15/2017
	12,400	6,200	58.12	3/5/2018
	5,290	10,580	52.50	3/4/2019
		18,190	59.00	3/3/2020
Ms. Amundson	—	—			—	—	19,200	971,904
Mr. Arduini	—	—			—	—	—	—
Mr. Davis	25,000		34.85	3/13/2015	5,030	254,619	27,784	1,406,426
	45,000		38.35	3/14/2016
	35,000		36.99	5/17/2016
	76,800		51.21	3/15/2017
	40,400	20,200	58.12	3/5/2018
	19,000	38,000	52.50	3/4/2019
		64,907	59.00	3/3/2020
Mr. Hantson	—	54,089	41.54	6/1/2020	34,955	1,769,422	3,604	182,434
Ms. Mason	30,000		38.12	5/15/2016			14,600	739,052
	40,250		51.21	3/15/2017
	22,233	11,117	58.12	3/5/2018
	10,465	20,930	52.50	3/4/2019
		37,274	59.00	3/3/2020

(1)	Mr. Parkinson’s stock options vest as follows: 87,996 on March 3, 2011; 84,800 on March 4, 2011; 101,334 on March 5, 2011; 87,996 on March 3, 2012; 84,800 on March 4, 2012; and 87,997 on March 3, 2013. Mr. Hombach’s stock options vest as follows: 6,063 on March 3, 2011; 5,290 on March 4, 2011; 6,200 on March 5, 2011; 6,063 on March 3, 2012; 5,290 on March 4, 2012; and 6,064 on March 3, 2013. Mr. Davis’ stock options vest as follows: 21,635 on March 3, 2011; 19,000 on March 4, 2011; 20,200 on March 5, 2011; 21,636 on March 3, 2012; 19,000 on March 4, 2012; and 21,636 on March 3, 2013. Mr. Hantson’s stock options vest as follows: 18,029 on June 1, 2011; 18,030 on June 1, 2012; and 18,030 on June 1, 2013. Ms. Mason’s stock options vest as follows: 12,424 on March 3, 2011; 10,465 on March 4, 2011; 11,117 on March 5, 2011; 12,425 on March 3, 2012; 10,465 on March 4, 2012; and 12,425 on March 3, 2013. As a result of their resignations from the company in 2010, Ms. Amundson and Mr. Arduini forfeited all of their unvested stock options pursuant to the plans under which they were granted.

(2)	The restricted stock units shown in this column for Messrs. Davis and Hombach vest on September 1, 2013. Mr. Hantson’s restricted stock units vest one-fifth per year starting on the first anniversary of the grant date

(June 1, 2010). Amounts shown in this column also include the dividend shares accrued on the restricted stock units granted to each of Messrs. Davis, Hantson and Hombach in 2010. The market value of these unvested restricted stock units is based on the closing price of Baxter common stock on December 31, 2010 ($50.62).

(3)	Represents the target number and value of shares of common stock that an officer would receive under the performance share units granted in 2008 and the threshold number and value of shares of common stock that an officer would receive under the performance share units granted in 2009 and 2010. The market value of the performance share units included in this column is based on the closing price of Baxter common stock on December 31, 2010 ($50.62). With respect to Ms. Amundson, amounts in this column include 19,200 performance share units that were made to her in 2008 and were allowed to continue to vest per her separation agreement, please see “Separation Arrangements” above. With respect to the performance share units granted in 2008, the final award was paid out on January 19, 2011. Final payouts under the performance share units granted in 2009 and 2010 will not be known until the respective performance period is completed. Therefore, it is possible that no shares of common stock will be paid out under these performance share units. For more information on how payouts under the performance share units are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 16 of this Proxy Statement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Mr. Parkinson	—	—	228,000	$13,862,400
Mr. Hombach	8,380	$81,370	12,201	737,224
Ms. Amundson	—	—	49,134	2,978,760
Mr. Arduini	—	—	48,500	2,941,753
Mr. Davis	—	—	47,734	2,897,042
Mr. Hantson	—	—	—	—
Ms. Mason	—	—	24,100	1,462,607

(1)	Represents the aggregate dollar amount realized upon the exercise of stock options.

(2)	Represents the market value of performance share units or restricted stock units, as applicable, on the date of vesting as determined by the closing price of Baxter common stock on such vesting date.

Pension Benefits

		Number	Present
		of Years	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)(1)

Mr. Parkinson(2)	Employment Agreement	10	$5,148,979
	Pension Plan	6	184,692
	Supplemental Pension Plan	6	3,336,235
Mr. Hombach	Pension Plan	21	657,949
	Supplemental Pension Plan	21	833,214
Ms. Amundson(3)	Pension Plan	5	128,978
	Supplemental Pension Plan	5	651,807
Mr. Arduini(3)	Pension Plan	5	75,236
	Supplemental Pension Plan	5	310,224
Mr. Davis	Pension Plan	5	84,046
	Supplemental Pension Plan	5	380,959
Mr. Hantson(4)	Pension Plan	—	—
	Supplemental Pension Plan	—	—
Ms. Mason(4)	Pension Plan	4	104,304
	Supplemental Pension Plan	4	325,310

(1)	The amounts in this column have been determined as follows: the accrued benefit was calculated using pensionable earnings and benefit service through 2010; present value of this accrued benefit payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point) was calculated as an annuity payable for the life of the participant only; the present value of the benefit at the assumed payment age was discounted with interest only to the current age as of measurement date. The present value of the accrued benefits disclosed in the table above are based on the following assumptions:

Assumption	Value

Discount Rate	5.45%
Postretirement Mortality	Retirement Plan 2000, projected to 2015
Termination/Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points; for Mr. Parkinson’s employment agreement, completion of five years of service

Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 9 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 for more information on those assumptions.

(2)	As of April 2010, Mr. Parkinson had been employed at Baxter for six years. As a result, under the terms of his employment agreement he received an additional four years of service under the supplemental pension plan (ten years in total). The present value of accumulated benefits for Mr. Parkinson reflects the portion of the present value of these additional benefits that has been accrued by Baxter as of December 31, 2010. For more information about the additional benefits and Mr. Parkinson’s employment agreement, please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Retirement and Other Benefits” and “Employment Agreement with Chairman and Chief Executive Officer” on pages 21 and 27 of this Proxy Statement.

(3)	The participants shown are inactive as of December 31, 2010. These present values were calculated based on the required benefit commencement date specified under the supplemental pension plan, as amended to be in compliance with 409A regulations.

(4)	Mr. Hantson is not eligible to participate in either the pension or supplemental pension plan as he joined Baxter after these plans were closed as of December 31, 2006. Instead Mr. Hantson receives an additional employer contribution equal to 3% of his compensation in Baxter’s tax-qualified section 401(k) plan and nonqualified deferred compensation plan.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Internal Revenue Code of 1986, as amended, that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Internal Revenue Code of 1986, as amended. Benefits under the supplemental pension plan will be paid at the same time and in the same form as benefits under the pension plan for participants whose pension commenced by December 31, 2008. As a result of new tax regulations that became effective on January 1, 2009, the company amended the supplemental plan to provide a time and form of payment that is independent of the pension plan. Beginning January 1, 2009, if the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. As permitted by the transitional rules under the new tax regulations, persons who were participants in the plan at the end of 2007 were given a one-time option to elect a different commencement date. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan, such as those paid under Mr. Parkinson’s employment agreement.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date are not be eligible to participate in the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified section 401(k) plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional employer contribution.

Nonqualified Deferred Compensation

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance
	Last FY	Last FY	in Last FY	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)

Mr. Parkinson	—	—	—	—
Mr. Hombach	$15,990	$13,553	$7,589	$73,044
Ms. Amundson	454,748	34,963	259,650	3,445,881
Mr. Arduini	111,594	32,616	80,894	756,505
Mr. Davis	124,624	39,203	96,487	1,313,412
Mr. Hantson	—	—	—	—
Ms. Mason	—	—	—	—

(1)	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 24 of this Proxy Statement.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table on page 24 of this Proxy Statement.

(3)	Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan.

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any annual cash bonus. Participants in the deferred compensation plan may select a subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the deferred compensation plan dollar-for-dollar up to 3.5% of a participant’s eligible compensation. Any participant who either was hired after December 31, 2006, or who elected as of January 1, 2008 not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3.0% of his or her eligible compensation in excess of the compensation that is recognized in the tax-qualified section 401(k) plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plan and result in lower compensation recognized for company matching under Baxter’s tax-qualified section 401(k) plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to fifteen years. Such election must be made when the participant first becomes eligible to participate in the plan. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination Following A Change in Control

In consideration for the benefits discussed below, each named executive officer has agreed to be bound for two years from the date of his or her termination to non-competition, non-solicitation and non-disparagement covenants. A condition for receiving the payments discussed below is the execution by the named executive officer of a customary release of claims in a form reasonably acceptable to the company.

Chairman and Chief Executive Officer

Mr. Parkinson’s employment agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. The following table shows Baxter’s potential payment and benefit obligations to Mr. Parkinson upon his termination under each of these circumstances assuming such termination occurred on December 31, 2010.

			Termination without
			Cause or due to
			Constructive
			Discharge, or Termination
			following a Change
	Death	Disability	in Control

Base Salary(1)	—	$687,500	—
Bonus Payment(2)	$1,856,000	1,856,000	$1,856,000
Severance Payments(3)	N/A	N/A	6,462,000
Accelerated Vesting of Equity Awards(4)	12,038,900	12,038,900	12,038,900
COBRA Coverage(5)	4,800	2,400	2,400

Total	$13,899,700	$14,584,800	$20,359,300

(1)	All salary prior to the termination would have been paid as the assumed termination date is December 31, 2010. The amount under disability reflects the base salary (26 weeks) that would be paid to Mr. Parkinson through the commencement of any payments to him under the company’s long-term disability plan. All vacation accrued at December 31, 2010 but not used would be forfeited.

(2)	Represents Mr. Parkinson’s 2010 cash bonus target as he would receive an annual bonus payment for the performance period in which the termination occurs.

(3)	Represents twice the amount equal to the sum of Mr. Parkinson’s annual salary as in effect on December 31, 2010 and his 2010 cash bonus target. This amount would be paid during the two-year period commencing on the termination date (subject to certain timing requirements prescribed by Section 409A of the Internal Revenue Code, if applicable) and would cease if Mr. Parkinson violated certain of his post-termination obligations including the non-compete and non-solicit obligations discussed above under “Employment Agreement with Chairman and Chief Executive Officer.”

(4)	Represents the “in-the-money” value of unvested stock options and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2010 ($50.62). As a result of termination due to death or disability, Mr. Parkinson’s stock options would remain exercisable for five years, and for termination without cause or following a change in control or due to constructive discharge, Mr. Parkinson’s stock options would remain exercisable for five years (subject to the original expiration date of the option). In the case of termination without cause or due to constructive discharge, the performance share units would remain outstanding and be payable based on actual performance for the entire period and at the same time as such units become payable for other individuals holding the awards. In the case of termination following a change in control, or as a result of death or disability, the performance share units would vest immediately at the target level of performance, subject to adjustment in the case of termination following a change in control to reflect actual performance through the date of the change in control.

(5)	Represents 18 months (or 36 months under death) of COBRA coverage for Mr. Parkinson and his family.

In addition to the payments and obligations included in the table above, upon his termination for any reason, Mr. Parkinson would be entitled to any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements generally available to all salaried employees, and any vested pension benefit earned upon his termination for any reason.

Other Named Executive Officers

Each of the named executive officers (other than Mr. Parkinson) has entered into a severance agreement with the company that provides for certain payments in the event Baxter undergoes a change in control and the officer is involuntarily terminated by the company or voluntarily terminates his or her employment with the company for good reason — that is, subject to a “double trigger.”

These payments include:

•	a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus (reported as severance payments in the table below);

•	a prorated bonus payment;

•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;

•	two years of continued health and welfare benefit coverage;

•	two years of additional age and service credit for retiree health and welfare benefit purposes; and

•	outplacement expense reimbursement in an amount not exceeding $50,000.

With respect to Mr. Davis and Ms. Mason, the severance agreements also provide that if the total payments or benefits to which a named executive officer is entitled in connection with a change in control (including amounts paid under the severance agreements or any other such plan, arrangement or agreement with the company such as other equity compensation programs) exceed 110% of the largest amount that would result in no portion of the total payments being subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the company will gross-up the severance payments to the officer to cover such excise tax. These amounts are reported in the “Tax Gross-Up” line of the table below. In 2010, the Compensation Committee decided to no longer make these “gross-up” payments available in severance agreements entered into between executive officers and the company. Accordingly, neither of the severance agreements entered into between the company and Mr. Hombach and Mr. Hantson contain such provisions.

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers (other than Mr. Parkinson, Ms. Amundson and Mr. Arduini) assuming that a change in control of the company has occurred and as a result the named executive officer either is terminated or terminates his or her employment for good reason on December 31, 2010. Ms. Amundson and Mr. Arduini are not included as neither served as an officer as of December 31, 2010. For a discussion of amounts paid to Ms. Amundson and Mr. Arduini upon their resignations, please see “Separation Arrangements” above. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the severance agreements.

	Mr. Davis	Mr. Hombach	Mr. Hantson	Ms. Mason

Severance Payments	$2,340,000	$1,530,000	$2,242,000	$1,592,000
Prorated Bonus Payments(1)	570,000	315,000	531,000	341,000
Additional Payments Related to Retirement and Savings Plans	536,000	1,198,400	84,400	518,800
Health and Welfare Benefit Coverage	43,000	41,000	41,000	25,000
Retiree Health and Welfare Benefit	—	92,600	—	—
Accelerated Vesting of Equity Awards(2)	2,964,500	986,000	2,990,300	1,471,800
Tax Gross-Up(3)	2,013,300	—	—	—
Outplacement Expenses	50,000	50,000	50,000	50,000

Total	$8,516,800	$4,213,000	$5,938,700	$3,998,600

(1)	Represents full 2010 bonus target as the officer would receive an annual bonus payment for the performance period in which the termination occurs.

(2)	Represents the “in-the-money” value of unvested stock options, the value of unvested restricted stock units, and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2010 ($50.62).

(3)	The tax-gross up payment was calculated taking into account all payments and benefits payable to the named executive officers under the severance agreements as well as the amounts payable to the named executive officers due to the accelerated vesting of equity under Baxter’s equity compensation programs. Messrs. Hantson and Hombach are not eligible for the tax-gross up payments pursuant to the terms of their severance agreements.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of stock options and restricted stock units. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter shareholders.

Cash Compensation

Each non-employee director is paid a $65,000 annual cash retainer and a $1,500 (increased to $2,000 effective January 1, 2011) fee for each Board and Committee meeting attended, other than for attending meetings of the Science and Technology Committee. The fee for attending a Science and Technology Committee meeting is $3,000 as this Committee holds less frequent but longer meetings, often off-cycle from Board meetings. Each non-employee director who acts as the Chair of any Committee meeting is paid an additional $1,500 for each meeting chaired. Effective as of January 1, 2011, the additional meeting fee for Committee Chairs has been eliminated in favor of an additional annual retainer of $10,000 for each Committee Chair, except for the Chair of the Audit Committee who shall receive an additional retainer of $15,000 in light of the frequency of meetings held by this Committee. The lead director is paid an additional annual cash retainer of $30,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until Board service ends and provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan.

Stock Options

Each non-employee director is entitled to receive a grant of stock options annually on the date of the annual meeting of shareholders. Under Baxter’s director compensation plan, the annual stock option grant value to each non-employee director is $65,000 on the grant date (increased to $67,500 effective January 1, 2011), based on a Black-Scholes valuation of Baxter’s options as of that date. The stock options become exercisable on the date of the next annual meeting of shareholders, and may become exercisable earlier in the event of death, disability, or a change in control of Baxter.

Restricted Stock Units

Each non-employee director also receives an annual grant of restricted stock units on the date of the annual meeting of shareholders. The number of restricted stock units equals the quotient of $65,000 (increased to $67,500 effective January 1, 2011), divided by the closing sale price for a share of Baxter common stock on the date of the annual meeting. Directors have the option of deferring the distribution of the shares of stock underlying such restricted stock units until the earlier of three years from the grant date or termination from service as a director. The restricted stock units vest on the date of the next annual meeting of shareholders and may vest earlier in the event of death, disability, or a change in control of Baxter. Directors are credited with dividend equivalents on the shares underlying the restricted stock units and such dividends equivalents are reinvested in additional unvested restricted stock units. Directors have no other rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations, on the same terms as employees. The maximum gift total for a non-employee director participant in the program is $5,500 in any calendar year (decreased to $5,000 effective January 1, 2011). Baxter also reimburses spousal travel and pays for meals and related entertainment and other incidental costs for directors and their spouses in connection with their attendance at any off-site meeting of the Board of Directors. Spouses are typically invited to attend the company’s annual meeting and generally are invited to travel to a Board meeting at a Baxter plant site every other year. The Committee believes these types of events help to create a sense of collegiality among the Board that is helpful to the directors in fulfilling their responsibilities as members of the Board. There was no aggregate incremental cost associated with providing these perquisites for any director in 2010.

Baxter’s Stock Ownership Guidelines for Directors

Baxter’s Corporate Governance Guidelines require that after five years of Board service, each director is to hold common stock equal to five times the annual cash retainer provided to directors.

Director Compensation Table

The following table provides information on 2010 compensation for non-employee directors who served during 2010.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Walter E. Boomer	$120,500	$64,915	$37,160	$1,653	$224,228
Blake E. Devitt	123,500	64,915	37,160	1,653	227,228
John D. Forsyth	99,500	64,915	37,160	1,653	203,228
Gail D. Fosler	105,500	64,915	37,160	1,653	209,228
James R. Gavin, M.D., Ph.D.	104,000	64,915	37,160	3,559	209,634
Peter S. Hellman	95,000	64,915	37,160	8,888	205,963
Wayne T. Hockmeyer, Ph.D.	108,500	64,915	37,160	7,153	217,728
Joseph B. Martin, M.D., Ph.D.	104,000	64,915	37,160	3,653	209,728
Carole Shapazian	99,500	64,915	37,160	1,653	203,228
Thomas T. Stallkamp	105,500	64,915	37,160	1,653	209,228
K. J. Storm	116,000	64,915	37,160	7,153	225,228
Albert P.L. Stroucken	104,000	64,915	37,160	1,653	207,728

(1)	Consists of the amounts described above under “Cash Compensation.”

(2)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each director had 1,459 unvested restricted stock units.

(3)	The amounts shown in this column are valued based the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each director had the following number of options outstanding: General Boomer (49,290); Mr. Devitt (28,530); Mr. Forsyth (40,140); Ms. Fosler (70,570); Dr. Gavin (46,820); Mr. Hellman (28,530); Dr. Hockmeyer (16,260); Dr. Martin (44,290); Ms. Shapazian (23,700); Mr. Stallkamp (33,040); Mr. Storm (44,320); and Mr. Stroucken (32,370).

(4)	Amounts in this column include dividend equivalent payments on restricted stock units held by each non-employee director during 2010. Mr. Hellman elected to defer the distribution of his 2007 and 2008 restricted stock units and Dr. Gavin elected to defer the distribution of his 2008 and 2009 restricted stock units. Accordingly, dividends continue to be paid to them with respect to those grants. For Messrs. Hellman, Hockmeyer, Martin and Storm, the amount in this column also includes contributions in the amounts of $5,500, $5,500, $2,000, and $5,500, respectively, made by Baxter’s charitable foundation for 2010 on their behalf under the foundation’s matching gift program. The foundation’s matching gift program is available to directors on the same terms as it is available to all employees.

Security Ownership by Directors and Executive Officers

The following table sets forth information as of January 31, 2011 regarding beneficial ownership of Baxter common stock by executive officers, directors and director nominees.

	Shares of	Shares Under
Name of Beneficial Owner	Common Stock(1)	Exercisable Options(2)

Non-employee Directors:
General Boomer	23,833	44,970
Mr. Devitt	11,754	24,210
Mr. Forsyth	14,443	35,820
Ms. Fosler	14,226	66,250
Dr. Gavin	14,825	42,500
Mr. Hellman(3)	9,489	24,210
Dr. Hockmeyer	4,394	11,940
Dr. Martin	8,646	39,970
Ms. Shapazian(4)	10,964	19,380
Mr. Stallkamp	22,789	28,720
Mr. Storm	11,227	40,000
Mr. Stroucken	9,327	28,050
Named Executive Officers:
Mr. Parkinson	341,545	2,892,346
Mr. Hombach	22,365	65,843
Mr. Davis	53,770	302,035
Mr. Hantson	36,240	—
Ms. Mason	30,230	136,954
All directors and executive officers as a group (22 persons)(3) — (5)	911,270	4,703,563

(1)	Includes shares over which the person currently holds voting and/or investment power. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.

(2)	Amount of shares includes options that are exercisable on January 31, 2011 and options which become exercisable within 60 days thereafter.

(3)	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.

(4)	Includes 6,120 shares not held directly by Ms. Shapazian but in a family trust for which she is a trustee.

(5)	Includes 12,224 shares beneficially owned as of January 31, 2011 by executive officers in Baxter’s tax-qualified section 401(k) plan, over which such executive officers have voting and investment power.

Security Ownership by Certain Beneficial Owners

As of February 14, 2011, the following entity was the only person known to Baxter to be the beneficial owner of more than five percent of Baxter common stock:

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

Capital World Investors(1) 333 South Hope Street Los Angeles, CA 90071	38,640,300	6.6%

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. Capital World Investors, a division of Capital Research and Management Company, reported that it is deemed to be the beneficial owner of 6.6% of Baxter common stock with the sole power to vote or direct the voting of 26,530,300 shares and the sole power to dispose or direct the disposition of 38,640,300 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, the company believes that all persons filed the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis during or with respect to 2010.

Certain Relationships and Related Transactions

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if the Committee determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Committee. The Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. It is Baxter’s policy to disclose all related person transactions in the company’s applicable filings to the extent required by the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2010;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and

4.	The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee
Blake E. Devitt (Chair)
Gail D. Fosler
Thomas T. Stallkamp
K. J. Storm
Albert P.L. Stroucken

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by PwC during these periods.

	2010	2009
	(Dollars in thousands)

Audit Fees	$9,971	$9,847
Audit-Related Fees	1,393	855
Tax Fees	531	1,058
All Other Fees	166	175

Total	$12,061	$11,935

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees include fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits in 2009 only, accounting consultations and reviews, due diligence services and other assurance services. Audit-related fees in 2010 include carve-out audits of the U.S. generic injectables business.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice, and tax planning. Of these amounts, approximately $485 in 2010 and $937 in 2009 were related to tax compliance services, including transfer pricing support, income tax return preparation or review, assistance with tax audits and appeals and VAT compliance. Fees for tax consulting services of approximately $46 in 2010 and $121 in 2009 were related to international, federal, state and local tax planning, and other tax consultations.

All Other Fees include fees for all other services performed by PwC.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax, and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2010 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2011. The Audit Committee requests that the shareholders ratify the appointment. PwC served as the independent registered public accounting firm for Baxter in 2010. If the shareholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2012 and future years.

Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2011.

Proposal 3 — Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, the Board of Directors is requesting that shareholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors encourages shareholders to review the Compensation Discussion and Analysis, beginning on page 13 of this Proxy Statement, carefully in connection with this advisory vote. The Compensation Discussion and Analysis describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board of Directors with respect to the company’s named executive officers for 2010.

As discussed in Compensation Discussion and Analysis, pay for performance is the most significant structural element of Baxter’s executive compensation program. Cash bonuses and annual equity awards are performance based as follows:

•	cash bonus payouts are driven primarily by the company’s annual performance against financial targets (adjusted earnings per share, adjusted sales and return on invested capital);

•	the company’s three-year growth in shareholder value relative to its peer group determines the payout under 50% of the company’s annual equity awards, which are granted in the form of performance share units; and

•	the overall performance of the company’s common stock determines the value of the remainder, which is granted in the form of stock options.

Baxter has also adopted policies, like the stock ownership guidelines and the executive compensation recoupment policy, to ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board of Directors believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers.

Proposal 4 — Frequency of Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, shareholders are being asked to vote on a resolution to determine, pursuant to a non-binding vote, how frequently “say-on-pay” advisory votes should be held. Shareholders will be able to cast their votes on whether to hold “say-on-pay” advisory votes every one, two or three years. Alternatively, shareholders may abstain from casting a vote. For the reasons discussed below, the Board is recommending that shareholders vote every THREE YEARS with respect to this proposal. Regardless of the outcome, the Board and Compensation Committee will continue to engage in a dialogue with shareholders with respect to executive compensation.

The Board of Directors recognizes the value of maintaining a dialogue with shareholders on executive compensation, including with respect to the frequency of “say-on-pay” advisory votes, and encourages shareholders to express their views on Baxter’s executive compensation program whether pursuant to a “say-on-pay” advisory vote or otherwise. The structure of Baxter’s executive compensation program suggests that a vote on executive compensation every three years would be advisable for Baxter. The company’s executive compensation program is straightforward and driven by a few key defining principles and objectives, with pay for performance being most significant. The primary components of the program consist of a base salary, annual cash bonus and annual equity awards, with the equity component representing 50% or more of each named executive officer’s compensation. The simplicity of the design is beneficial both to shareholders and to employees. Shareholders benefit from being able to understand the compensation being provided and the value of each component as it relates to company and individual performance. Employees benefit by being able to understand company expectations with respect to their performance. The simplicity also allows for a stable executive compensation program that may be modified over time as appropriate but does not require significant modifications on an annual basis. The emphasis on equity and the structure of the awards granted within Baxter’s compensation program are designed to drive the long-term performance of the company. Performance share units measure the company’s change in total shareholder value versus the change in total shareholder value of the companies included in Baxter’s peer group over a three-year period. The performance of Baxter’s common stock over a three-year period determines the value of the stock options and restricted stock units granted under Baxter’s compensation program as these awards vest over a three-year period. A vote every three years on executive compensation will allow for a more meaningful dialogue between shareholders and the company as a longer period of time between votes will allow the company to engage more substantively with a larger number of shareholders. This period of time would also help ensure that changes made to the program are responsive to shareholders and in the best interest of the company.

The following resolution will be presented for vote at the 2011 Annual Meeting:

RESOLVED, that the compensation of the company’s named executive officers be submitted to the shareholders of Baxter International Inc. for an advisory vote: (1) every year; (2) every two years; or (3) every three years.

Although this advisory vote on the frequency of “say-on-pay” advisory votes is non-binding, the Board and the Compensation Committee will thoughtfully consider the outcome of the frequency vote and other shareholders communications when making future decisions concerning the frequency of “say-on-pay” advisory votes.

The Board of Directors recommends that you vote every THREE YEARS with respect to how frequently a non-binding shareholder vote to approve the compensation of executive officers should be held in the future. If shareholders follow the Board’s recommendation, the next “say-on-pay” advisory vote will be held at the 2014 annual meeting of shareholders.

Proposal 5 — Approval of Baxter International Inc. Employee Stock Purchase Plan

General

On February 15, 2011, the Board of Directors approved the Baxter International Inc. Employee Stock Purchase Plan (the “ESPP”), subject to shareholder approval at the 2011 Annual Meeting. The ESPP reflects a merger of Baxter’s Employee Stock Purchase Plan for International Employees (the “International Plan”) into Baxter’s Employee Stock Purchase Plan for United States Employees (the “U.S. Plan”) and the amendment, restatement and continuation of the U.S. Plan (following the merger of the International Plan into the U.S. Plan) in the form of the ESPP, all effective as of July 1, 2011 (the “Effective Date”). The International Plan and the U.S. Plan are sometimes referred to herein as the “Prior Plans”. It is intended that the ESPP will replace the Prior Plans and no new offerings will be made under the Prior Plans after the Effective Date.

The purpose of the ESPP is to continue to provide eligible employees of Baxter and its participating subsidiaries with the opportunity to acquire a proprietary interest in Baxter through the purchase of shares of common stock. The Board of Directors believes that it is in the best interest of Baxter and its shareholders to approve the ESPP.

A summary of the material terms of the ESPP is contained below. The following summary should be read with and is subject to the specific provisions of the ESPP, the full text of which is set forth as Appendix A to this Proxy Statement.

Shareholders are asked to approve the ESPP to qualify options under the ESPP for special tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of the ESPP

Administration

A committee selected by the Board of Directors (the “ESPP Committee”) will administer the ESPP. Subject to the provisions of the ESPP, the ESPP Committee has discretionary authority to interpret and construe any and all provisions of the ESPP, to adopt rules and regulations for administering the ESPP, and to make all other determinations deemed necessary or advisable for administering the ESPP. The ESPP Committee also has the authority to determine the participating subsidiaries, including whether the employees of subsidiaries of Baxter organized or acquired after the Effective Date shall be eligible for participation in the ESPP.

Participating Subsidiaries

Employees of Baxter and its participating subsidiaries (sometimes referred to together as the “Company”) are eligible to participate in the ESPP as more fully described below. In order to be a participating subsidiary, a subsidiary must be a present or future subsidiary of Baxter as defined under the Code. Participating subsidiaries may include “U.S. Subsidiaries” which includes any eligible subsidiary that is incorporated in the United States, and substantially all of the employees of which are citizens of the United States or resident aliens for tax purposes, and any “non-U.S. Subsidiary” which is any eligible subsidiary that is not a U.S. Subsidiary. For purposes of the ESPP, Puerto Rico is not considered part of the United States.

Offering Periods

The ESPP permits the purchase of shares as of the last day of each calendar month (“Purchase Dates”) during periods called “Offerings”. Eligible employees of participating U.S. Subsidiaries may only participate in “U.S. Offerings” and eligible employees of participating non-U.S. Subsidiaries may only participate in “International Offerings”. Many rules of the ESPP apply to both types of offerings and U.S. Offerings and International Offerings are sometimes referred to herein together as an “Offering”.

Offering periods generally commence on the first day of each calendar quarter, and end on the day preceding the second anniversary of the commencement date for the Offering. The first Offering commencement date under the ESPP will be July 1, 2011 and one U.S. Offering and one International Offering will commence on that date. Any offerings in process under the Prior Plans will also be considered Offerings under the ESPP and shall continue in effect until the applicable end date for such Offering.

Eligibility and Participation

Generally, all employees of the Company are eligible employees for purposes of participation in the ESPP. Unless otherwise specified by the ESPP Committee, all eligible employees of participating U.S. Subsidiaries (and no others) are eligible to participate in each U.S. Offering, and all eligible employees of participating

non-U.S. Subsidiaries (and no others) are eligible to participate in International Offerings. However, an otherwise eligible employee will not be granted an option to purchase shares under the ESPP for a U.S. Offering:

•	if immediately after the grant, the eligible employee would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Baxter and its subsidiaries (as determined under Section 424(d) of the Code);

•	if the grant permits the eligible employee’s right to purchase stock under the ESPP (and all employee stock purchase programs of Baxter and its subsidiaries) to accrue at a rate which exceeds $25,000 in fair market value (determined at the time the option is granted) for each calendar year in which the option is outstanding; or

•	which permits the eligible employee to purchase a number of shares that exceeds $100,000 (or $75,000 for an Offering with an Offering commencement date of January 1) divided by the closing price of a share on the last day preceding the Offering commencement date on which the New York Stock Exchange is open for trading, and rounded down to the next lower whole number of shares.

As of December 31, 2010, there would have been approximately 47,600 employees eligible to participate in the ESPP.

An eligible employee becomes a “Participant,” and is granted an option to participate in the ESPP with respect to an Offering, by entering a “Subscription” during the designated enrollment period preceding the commencement of an Offering. A Subscription authorizes after-tax payroll deductions (in whole percentages and not in excess of 15 percent) to be made from the Participant’s base pay during each pay date during which the Subscription is in effect.

New Plan Benefits

Because participation in the ESPP is entirely discretionary and benefits under the ESPP depend on the fair market value of the shares at various future dates, it is not possible to determine the benefits that will be received by executive officers or other eligible employees if they participate in the ESPP.

Purchase of Shares

A Participant’s option for the purchase of shares with respect to any Offering will be automatically exercised on each Purchase Date for the Offering by using the accumulated payroll deductions in the Participant’s account as of each such Purchase Date to purchase the number of full and partial shares that may be purchased at the purchase price on such date (but not in excess of the limitations of the ESPP). The purchase price per share under each Offering will be 85% of the closing price of a share on the Purchase Date. If the shares are not traded on the principal securities exchange on which the shares are admitted to trade on the date for which closing prices of the shares are to be determined, then reference will be made to the next preceding date on which the shares were traded.

If the Participant is paid in a non-U.S. currency, the Participant’s accumulated payroll deductions will be converted into U.S. dollars using the conversion rate (established by Baxter’s Corporate Treasury department) in effect on the Purchase Date. Any accumulated payroll deductions remaining in the Participant’s account following the purchase that could not be used to purchase shares in accordance with the provisions of the ESPP will be refunded to the Participant.

Termination and Withdrawal of Subscription

A Participant may withdraw his or her Subscription at any time (but not retroactively) during an Offering. A Participant’s Subscription will automatically terminate and will be deemed to have been withdrawn on his or her termination of employment with the Company. During an Offering, a Participant may change his or her level of payroll deduction with respect to such Offering within the limits of the ESPP in accordance with procedures established by the ESPP Committee. If the Participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription. If a Participant’s Subscription is withdrawn with respect to any Offering, the accumulated payroll deductions in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares at the next Purchase Date for the Offering to which the Subscription related. A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering.

Accounts

All payroll deductions made pursuant to a Subscription shall be credited to the Participant’s account under the ESPP. A Participant may not make any separate cash payment into such account. No interest will accrue or be paid on any amount withheld from a Participant’s base pay under the ESPP or credited to the Participant’s account. All amounts in a Participant’s account will be used to purchase shares under the ESPP and no cash refunds shall be made from such account except for amounts that cannot be used to purchase shares under the ESPP due to limitations of the ESPP or upon termination of the ESPP to the extent provided upon termination.

Shares Subject to the ESPP

The maximum number of shares which may be issued under the ESPP (including with respect to Offerings and Subscriptions in effect as of the Effective Date under the Prior Plans), subject to adjustment upon changes in capitalization of Baxter as described below, shall be 10,000,000 shares. If the total number of shares for which options are exercised on any Purchase Date exceeds the maximum number of shares for the applicable Offering, the ESPP Committee shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the ESPP shall be returned to him as promptly as possible.

Adjustments to Shares

In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of shares, merger, consolidation, distribution, split-up, spin-off, exchange of shares, sale of assets or similar corporate transaction or event, the ESPP Committee, in the manner it deems equitable, shall adjust (a) the number and class of shares or other securities that are reserved for issuance under the ESPP, (b) the number and class of shares or other securities that are subject to outstanding options under the ESPP, and (c) the appropriate market value and other price determinations applicable to options (including the purchase price).

Amendment and Termination of the ESPP

The Board of Directors has complete power and authority to terminate or amend the ESPP; provided, however, that the Board shall not, without the approval of the shareholders of Baxter (i) increase the maximum number of shares which may be issued under any Offering or the ESPP (except for adjustments relating to corporate transactions), (ii) amend the requirements as to the class of employees eligible to participate in the ESPP or (iii) permit a member of the ESPP Committee to purchase stock under the ESPP if not otherwise an eligible employee.

Transferability

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant.

United States Federal Income Tax Consequences

The following is a brief discussion of the U.S. Federal income tax treatment that will generally apply to grants of options and purchases under the ESPP by U.S. taxpayers based on current U.S. Federal income tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the ESPP. A Participant may also be subject to state and local taxes in connection with grants of options and purchases under the ESPP. Baxter recommends that Participants consult with their individual tax advisors to determine the applicability of the tax rules to their participation in the ESPP in their personal circumstances.

No income will be taxable to a Participant at the time the Participant is granted an option under the ESPP or at the time shares are purchased under the ESPP. A Participant in the ESPP may become liable for tax upon the disposition of the shares acquired upon exercise of an option, as summarized below.

In the event shares are sold or disposed of (including by gift) before the expiration of the relevant holding periods (at least 2 years after the first day of the offering period and at least one year after the relevant Purchase Date), it is considered a “disqualifying disposition,” and the excess of the fair market value of the shares over the purchase price on the Purchase Date (i.e., 15% of the fair market value on the Purchase Date) will be treated as ordinary income to the Participant. If the shares were sold for a price that is higher than the fair market value on the Purchase Date, the excess will be a capital gain. If the shares are sold for less than the fair market value on the Purchase Date, the Participant will still recognize the same amount of ordinary income, but will also recognize an offsetting capital loss. A transfer to the Participant’s estate or heirs upon the Participant’s death, or the Participant’s spouse pursuant to divorce, does not cause a disqualifying disposition. If a disqualifying disposition occurs, Baxter will be entitled to a deduction for its taxable year in which such sale or disposition occurs in the same amount includible as compensation in the Participant’s gross income.

In the event that shares acquired pursuant to the ESPP are sold or disposed of (including by gift) after the expiration of the holding periods described above, or are transferred on the Participant’s death regardless of whether the holding periods have been met, the Participant will recognize ordinary income equal to 15% of the fair market value of the shares on the first day of the offering period, but the amount of ordinary income recognized will not be more than the excess of the fair market value of the shares on the date of disposition or death over the purchase price. The balance of any gain will be treated as capital gain, and if the shares are sold at a loss it is treated as a capital loss. If the Participant holds the acquired shares for the periods described above, Baxter will not be entitled to a deduction for Federal income tax purposes with respect to shares transferred to a Participant, even if the Participant realizes ordinary income.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares of Baxter common stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the approval of this proposal. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote such shares with respect to this proposal.

The Board of Directors recommends that shareholders vote FOR the approval of the Baxter International Inc. Employee Stock Purchase Plan.

Proposal 6 — Approval of 2011 Incentive Plan

General

On February 15, 2011, the Board of Directors approved the Baxter International Inc. 2011 Incentive Plan (the “2011 Plan”), subject to shareholder approval at the 2011 Annual Meeting. The Board of Directors believes that it is in the best interest of Baxter and its shareholders to adopt a new incentive plan. The purposes of the 2011 Plan are to increase shareholder value and to advance the interests of Baxter and its subsidiaries by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents and other persons providing services to Baxter and its subsidiaries. A summary of the material terms of the 2011 Plan is contained below. This summary should be read with and is subject to the specific provisions of the 2011 Plan, the full text of which is set forth as Appendix B to this Proxy Statement. Upon shareholder approval of the 2011 Plan, no further awards will be granted under the 2001 Incentive Compensation Program.

Excluding shares available under Baxter’s employee stock purchase plans, 14.6 million shares remained available for grant under Baxter’s current incentive compensation plans as of December 31, 2010 and approximately 6.0 million shares remained available for grant under Baxter’s incentive compensation plans as of March 7, 2011, following our annual equity grant which occurs in March. For further information on our current equity compensation plans, please refer to Equity Compensation Plan Information on page 57 of this Proxy Statement.

Shareholders are asked to approve the 2011 Plan to qualify stock options as incentive stock options for purposes of Section 422 of the Code, to qualify certain compensation under the 2011 Plan as performance-based compensation for purposes of Section 162(m) of the Code, and to satisfy New York Stock Exchange guidelines relating to approval of equity compensation plans.

Key Features of the 2011 Plan

The 2011 Plan contains features that the Board of Directors believes are consistent with the interests of shareholders and sound governance principles. These features include the following:

•	Flexibility and Performance Ties. The variety of equity and cash awards permitted under the 2011 Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and that can incorporate tailored, performance-based measures.

•	No Discount Options. Stock options (or stock appreciation rights (“SARs”)) may not be granted or awarded with a then-established exercise price of less than the fair market value of Baxter’s common stock on the date of grant or award.

•	No Repricings. The repricing (that is, lowering the exercise price) of stock options and stock appreciation rights is prohibited without the approval of shareholders. This prohibition applies both to repricings that involve the lowering of the exercise price of a stock option or stock appreciation right as well as the repricings that are accomplished by canceling an existing award and replacing it with a lower priced award.

•	Compensation Committee Oversight. The 2011 Plan will be administered by Baxter’s Compensation Committee, which is comprised solely of non-employee, independent directors (or such other committee comprised of non-employee, independent directors).

•	Performance-Based Compensation. The 2011 Plan is structured to permit awards that satisfy the performance-based compensation requirements of Section 162(m) of the Code so as to enhance deductibility of compensation provided under the 2011 Plan.

Eligibility

All officers, directors, or other employees of Baxter or its subsidiaries, consultants, independent contractors or agents of Baxter or its subsidiaries, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Baxter or a subsidiary, including, in each case, directors who are not employees of Baxter or a subsidiary, are eligible to receive awards under the 2011 Plan. As of December 31, 2010, Baxter and its subsidiaries had approximately 47,600 employees.

New Plan Benefits

The specific individuals who will be granted awards under the 2011 Plan (“Participants”) and the type and amount of any such awards will be determined by the Committee (as defined below), subject to annual limits on the maximum amounts that may be awarded to any individual, as described below. Accordingly, future awards to be received by or allocated to particular individuals under the 2011 Plan are not presently determinable.

Administration

A committee selected by Baxter’s board of directors (the “Committee”) will administer the 2011 Plan. The Committee must be comprised of at least two members of the board of directors (unless a larger number is required by applicable Securities and Exchange Commission or stock exchange listing rules). Performance-based awards under the 2011 Plan must be made by a committee that consists solely of outside directors determined under

Section 162(m) of the Code. Grants of awards to directors who are not employees of Baxter or a subsidiary must be made by the full Board of Directors and the full Board of Directors will be the Committee with respect to such awards. Otherwise, unless specified by the Board of Directors, the Committee will be the Compensation Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may delegate its responsibilities under the 2011 Plan to one or more of its members or to other persons selected by it.

Subject to the terms and conditions of the 2011 Plan and the individual award agreements, the Committee will have the authority and discretion to: (i) select eligible individuals who will receive awards under the 2011 Plan; (ii) determine the time or times of receipt of awards; (iii) determine the types of awards and the number of shares covered by the awards; (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such awards; (v) modify the terms of, cancel, or suspend awards; (vi) reissue or repurchase awards; and (vii) accelerate the exercisability or vesting of any award. In making such award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contributions to Baxter’s or a subsidiary’s success and such other factors as the Committee deems relevant. The Committee will have the authority and discretion to determine the extent to which awards under the 2011 Plan will be structured to conform to the requirements applicable to performance-based compensation (as discussed below), and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to those requirements. The Committee also has the authority and discretion to conclusively interpret the 2011 Plan, to establish, amend and rescind any rules and regulations relating to the 2011 Plan, to determine the terms and provisions of any agreements made pursuant to the 2011 Plan, to remedy any defect or omission and reconcile any inconsistency in the 2011 Plan or any award, and to make all other determinations that may be necessary or advisable for the administration of the 2011 Plan.

Shares Subject to the 2011 Plan and Limits on Awards

The maximum number of shares that may be delivered to Participants and their beneficiaries under the 2011 Plan may not exceed 40,000,000 shares of Baxter’s common stock, subject to adjustment as described below. Any shares subject to full value awards made under the 2011 Plan (see “Type of Awards — Full Value Awards” below) shall be counted against the 40,000,000 limit as three (3) shares for every one (1) share issued in connection with such award. Any shares subject to an award that expires or is forfeited, cancelled, surrendered, or terminated without issuance of shares (including shares attributable to awards settled in cash) will again be available for awards under the 2011 Plan; provided that if shares subject to any full value award made under the 2011 Plan are forfeited, cancelled, surrendered, or terminated without issuance of shares, three (3) times the number of shares so forfeited cancelled, surrendered, or terminated will again be available for issuance under the 2011 Plan. The 2011 Plan will not permit adding shares back to the number available for issuance when a SAR is net settled, when shares are retained or delivered to Baxter to pay the exercise price and/or tax withholding requirements associated with an award, or when Baxter repurchases shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option. Substitute awards (that is, awards issued in assumption of, or in substitution or exchange for an award previously granted or the right or obligation to make a future award, by a company acquired by Baxter or a subsidiary or with which Baxter or a subsidiary combines) do not reduce the number of shares of common stock that may be issued under the 2011 Plan or that may be covered by awards granted during any calendar year to a Participant as described below). Shares used for awards under the 2011 Plan may be shares currently authorized but unissued or currently held or subsequently acquired by Baxter as treasury shares, including shares purchased in the open market or in private transactions. To the extent provided by the Committee, an award under the 2011 Plan may be settled in cash rather than common stock.

The following additional limits apply to awards under the 2011 Plan: (i) no more than 5,000,000 aggregate shares of common stock may be delivered to Participants and their beneficiaries with respect to incentive stock options; (ii) the maximum number of shares of common stock that may be covered by options and SARs granted to any one Participant in any one calendar year is 1,000,000; (iii) the maximum number of shares of common stock that may be delivered pursuant to full value awards intended to be “performance-based compensation” (as described below) that are granted to any one Participant during any one calendar-year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, is 500,000; and (iv) the maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant for any twelve month performance period will be $5,000,000 (pro-rated for performance periods of less than twelve months). If awards are denominated in cash but an equivalent amount of shares is delivered in lieu of cash, the applicable limits for performance-based compensation will be applied to the cash based on the methodology used by the Committee to convert the cash into shares. Any adjustment in the amount delivered due to deferred delivery of shares or cash is disregarded for purposes of applying the foregoing limits for performance-based compensation.

The closing price of a share of Baxter’s common stock on February 28, 2011 was $53.15 per share.

Adjustments

In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects the shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the 2011 Plan, then the Committee shall, in the manner it deems equitable: (i) adjust the number and kind of shares that may be delivered under the 2011 Plan (including adjustments to the individual limits); (ii) adjust the number and kind of shares subject to outstanding awards; (iii) adjust the exercise price of outstanding options and SARs; and (iv) make other adjustments, including without limitation, (A) replacement of awards with other awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment.

Types of Awards

The types of awards that may be granted by the Committee to Participants under the 2011 Plan are described below.

Stock Options

The Committee may grant incentive stock options or non-qualified stock options under the 2011 Plan. A stock option gives the Participant the right to purchase shares of common stock at an exercise price determined under the option. Incentive stock options are options that are intended to satisfy the requirements of Section 422 of the Code and may only be granted to employees of Baxter and its subsidiaries (as defined in section 424 of the Code). The exercise price for an option cannot be less than the fair market value of a share of common stock on the date the option is granted. The Committee may grant options in tandem with SARs, in which case the exercise price of the option and SAR will be the same, and the exercise of the option or SAR with respect to a share will cancel the corresponding tandem SAR or option, as applicable, with respect to such share.

Options granted under the 2011 Plan will be exercisable in accordance with the terms established by the Committee; provided, however, that options may only be exercised with respect to whole shares. The exercise price of an option will be payable in cash or cash equivalents, in shares of common stock valued at fair market value as of the day of exercise (such shares must be shares held by the holder thereof for at least six months prior to the date of exercise or purchased in the open market), or in a combination thereof. The exercise price must be paid in full at the time of exercise (except if the exercise price is paid using cash equivalents, payment may be made as soon as practicable after the exercise). The Committee, in its discretion, may impose such conditions, restrictions and contingencies on shares acquired pursuant to the exercise of an option as the Committee determines to be desirable.

Except for adjustments to shares in connection with corporate transactions or as approved by Baxter’s shareholders, the exercise price of an option cannot be decreased after the date of grant and no option may be surrendered in consideration for the grant of a replacement option at a lower exercise price.

In no event will an option expire more than ten years after the date of grant (or such shorter period required by law or the rules of any stock exchange).

Stock Appreciation Rights

The Committee may grant SARs under the 2011 Plan. An SAR entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. The exercise price of an SAR cannot be less than the fair market value of a share of common stock on the date the SAR is granted. The Committee may grant SARs in tandem with options, in which case the exercise price of the SAR and option will be the same, and the exercise of the SAR or option with respect to a share will cancel the corresponding tandem option or SAR, as applicable, with respect to such share.

SARs granted under the 2011 Plan will be exercisable in accordance with the terms established by the Committee; provided, however, that SARs may only be exercised with respect to whole shares. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on shares acquired pursuant to the exercise of an SAR as the Committee determines to be desirable.

Except for adjustments to shares in connection with corporate transactions or as approved by Baxter’s shareholders, the exercise price of an SAR cannot be decreased after the date of grant and no SAR may be surrendered in consideration for the grant of a replacement SAR at a lower exercise price.

In no event will an SAR expire more than ten years after the date of grant (or such shorter period required by law or the rules of any stock exchange).

Full Value Awards

The Committee may grant full value awards under the 2011 Plan. A “full value award” is the grant of one or more shares of common stock or a right to receive one or more shares of common stock in the future (including restricted shares, restricted share units, performance shares, dividend equivalent units and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

•	The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

•	The grant may be contingent on the achievement of performance or other objectives during a specified period.

•	The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. If the right to become vested in a full value award is conditioned on the completion of a specified period of service with Baxter or its subsidiaries, without achievement of performance targets or performance measures (as described below) being required as a condition of vesting, and without it being granted in lieu of other compensation or to newly eligible Participants to replace award from a prior employer, then the required period of service for full vesting will not be less than three years (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, involuntary termination, in connection with a change of control or retirement).

Cash Incentive Awards

The Committee may grant “cash incentive awards” under the 2011 Plan which is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of common stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

Performance Measures

An income tax deduction for Baxter will generally be unavailable for annual compensation in excess of $1 million paid to the chief executive officer or any of the three most highly compensated officers (other than the chief financial officer under current guidance). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that options and SARs granted under the 2011 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m).

The performance measures that may be used by the Committee for such awards will be based on any one or more of the following, as selected by the Committee: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; or (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like.

In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance targets will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee; provided that the Committee will have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.

For awards intended to be “performance-based compensation,” the grant of the awards and the establishment of the performance measures will be made during the period required under Code Section 162(m).

Dividends and Dividend Equivalents

Awards may provide for the payment or crediting of dividends or dividend equivalents with respect to the underlying shares, subject to the same conditions, restrictions and contingencies that apply to the underlying shares unless the Committee determines otherwise.

No Repricing

Except as approved by Baxter’s shareholders or as adjusted for corporate transactions described above, the exercise price of an option or SAR may not be decreased after the date of grant nor may an option or SAR be surrendered to Baxter as consideration for the grant of a replacement option or SAR with a lower exercise price.

Special Director Provisions

Notwithstanding any other provision of the 2011 Plan to the contrary, unless otherwise provided by the Board of Directors, awards to non-employee directors shall be made in accordance with the terms of Baxter’s non-employee director compensation plan, and all such awards shall be deemed to be made under the 2011 Plan. As discussed above under the caption entitled “Director Compensation” on page 36 of this Proxy Statement, Baxter’s non-employee director compensation plan provides for formulaic equity grants to directors. Directors receive annual grants of stock options and restricted stock units on the date of the annual shareholders meeting, in each case in an amount equal to $67,500 (effective January 1, 2011).

Foreign Employees

Notwithstanding any other provision of the 2011 Plan to the contrary, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the 2011 Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Baxter or a subsidiary operates or has employees.

Withholding

All awards and other payments under the 2011 Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares which the Participant already owns or to which a Participant is otherwise entitled under the 2011 Plan provided that, previously-owned shares that have been held by the Participant or shares to which the Participant is entitled under the 2011 Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

Amendment and Termination

The 2011 Plan is unlimited in duration and, in the event of termination (as described below) will remain in effect as long as any shares awarded under the 2011 Plan remain outstanding and not fully vested. No new awards can be made under the 2011 Plan on or after the tenth anniversary of the date on which the 2011 Plan was adopted by the Board.

The 2011 Plan may be amended or terminated at any time by the Board of Directors and any award under the 2011 Plan may be amended by the Board or the Committee, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the affected beneficiary), adversely affect the rights of any Participant or, if applicable, beneficiary under any award granted under the 2011 Plan prior to the date such amendment is adopted by the Board of Directors (or the Committee, if applicable). Adjustments relating to corporate transactions are not subject to the foregoing limitations. No amendment will be made to the provisions of the 2011 Plan relating to prohibitions on repricing without the approval of Baxter’s shareholders and no other amendment will be made to the 2011 Plan without the approval of Baxter’s shareholders if shareholder approval of such amendment is required by law or the rules of any stock exchange on which shares of common stock are listed.

It is the intention of Baxter that, to the extent that any provisions of the 2011 Plan or any awards granted under the 2011 Plan are subject to Section 409A of the Code (relating to nonqualified deferred compensation), the 2011 Plan and the awards comply with the requirements of Section 409A of the Code and it is the intention of Baxter that the 2011 Plan and awards will be administered in good faith in accordance with such requirements and that the Committee will have the authority to amend any outstanding Awards to conform to the requirements of Section 409A. None of Baxter or any of its subsidiaries, however, guarantees that awards under the 2011 Plan will comply with Section 409A and the Committee is under no obligation to make any changes to any awards to cause such compliance.

Transferability

Awards under the 2011 Plan generally are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an award under the 2011 Plan has the right to exercise such award, the award may be exercised during the lifetime of the Participant only by the Participant. The Committee may permit awards under the 2011 Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. Incentive stock options may not be transferred to the extent that such transferability would violate the requirements applicable to such option under Section 422 of the Code.

United States Federal Income Tax Consequences

The following is a brief description of the U.S. Federal income tax treatment that will generally apply to awards under the 2011 Plan to U.S. taxpayers based on current U.S. Federal income tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the 2011 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the 2011 Plan. Baxter recommends that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Under present U.S. Federal income tax laws, awards granted under the 2011 Plan generally will have the following tax consequences:

Non-Qualified Options

The grant of a non-qualified option (“NQO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Baxter will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

Incentive Stock Options

The grant of an incentive stock option (“ISO”) will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Baxter or a subsidiary (as defined in section 424 of the Code) during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and Baxter will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to Baxter, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights

The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to Baxter. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Full Value Awards

Generally, a Participant who has been granted a full value award will not realize taxable income at the time of grant, and Baxter will not be entitled to a deduction at that time. The Participant will have taxable income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares, and Baxter will be entitled to a corresponding deduction.

If the full award consists of shares that are subject to restrictions, then assuming that the restrictions on the award constitute a “substantial risk of forfeiture” for U.S. federal income tax purposes, the Participant will not realize taxable income at the time of grant and Baxter will not be entitled to a deduction at that time. Upon the vesting of shares subject to the award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and Baxter will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends, if any, paid to the holder during the restriction period will also be compensation income to the Participant and deductible as compensation expense by Baxter. If the restrictions on the award do not constitute a substantial risk of forfeiture or if the Participant elects, pursuant to section 83(b) of the Code, to recognize income at the date of grant of the award, the Participant will recognize income at the date of grant equal to the fair market value of the shares at the date of grant, the applicable capital gain holding period will commence as of that date, and Baxter will be entitled to a deduction for compensation expense at the time of grant.

Cash Incentive Awards

A Participant will realize taxable income at the time the cash incentive award is distributed, and Baxter will be entitled to a corresponding deduction.

Change of Control

Any acceleration of the vesting or payment of awards under the 2011 Plan in the event of a Change of Control (as defined under Section 280G of the Code) in Baxter may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20% excise tax and which may not be deductible by Baxter.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares of Baxter common stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the approval of this proposal. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote such shares with respect to this proposal.

The Board of Directors recommends that shareholders vote FOR the approval of the Baxter International Inc. 2011 Incentive Plan.

Equity Compensation Plan Information

The following table provides information relating to shares of common stock that may be issued under Baxter’s existing equity compensation plans as of December 31, 2010.

	Number of Shares
	to be Issued upon
	Exercise of		Weighted-Average		Number of Shares Remaining
	Outstanding		Exercise Price of		Available for Future Issuance
	Options,		Outstanding		Under Equity Compensation Plans
	Warrants and		Options, Warrants		(Excluding Shares Reflected in
Plan Category	Rights(a)		and Rights(b)		Column (a))(c)

Equity Compensation Plans Approved by Shareholders(1)	41,595,201	(2)	$49.46	(3)	17,789,775	(4)
Equity Compensation Plans Not Approved by Shareholders(5)	2,366,967	(2)(6)	44.03		295,084	(7)

Total	43,962,168	(8)	49.15		18,084,859

(1)	Consists of the 1994, 1998, 2000, 2001 and 2003 Incentive Compensation Programs, the 2007 Incentive Plan, and the Employee Stock Purchase Plan for United States Employees and the Employee Stock Purchase Plan for International Employees (collectively, the Employee Stock Purchase Plans).

(2)	Excludes purchase rights under the Employee Stock Purchase Plans. Under the Employee Stock Purchase Plans, eligible employees may purchase shares of common stock through payroll deductions of up to 15 percent of base pay at a purchase price equal to 85 percent of the closing market price on the purchase date (as defined by the Employee Stock Purchase Plans). A participating employee may not purchase more than $25,000 in fair market value of common stock under the Employee Stock Purchase Plans in any calendar year and may withdraw from the Employee Stock Purchase Plans at any time.

(3)	Restricted stock units and performance share units are excluded when determining the weighted-average exercise price of outstanding options.

(4)	Includes (i) 3,149,598 shares of common stock available for purchase under the Employee Stock Purchase Plan for United States Employees; (ii) 1,042,972 shares of common stock available under the 2001 Incentive Compensation Program; (iii) 3,193,501 shares of common stock available under the 2003 Incentive Compensation Program; and (iv) 10,403,704 shares of common stock available under the 2007 Incentive Plan. No shares may be issued under the 2001 Incentive Compensation Program as of May 2011 pursuant to the terms of the Program.

(5)	Consists of the 2001 Global Stock Option Plan (described below), additional shares of common stock available under the 2001 Incentive Compensation Program pursuant to an amendment thereto not approved by shareholders, and additional shares of common stock available under the Employee Stock Purchase Plan for International Employees pursuant to an amendment thereto not approved by shareholders. The additional shares available under the 2001 Incentive Compensation Program and Employee Stock Purchase Plan for International Employees were approved by the company’s Board of Directors, not the company’s shareholders, although the company’s shareholders have approved the 2001 Incentive Compensation Program and the Employee Stock Purchase Plan for International Employees.

(6)	Includes (i) 1,510,722 shares of common stock issuable upon exercise of options granted under the 2001 Incentive Compensation Program and (ii) 856,245 shares of common stock issuable upon exercise of options granted in February 2001 under the 2001 Global Stock Option Plan.

(7)	Includes (i) 287,509 shares of common stock available for purchase under the Employee Stock Purchase Plan for International Employees and (ii) 7,575 additional shares of common stock available under the 2001 Incentive Compensation Program. No shares may be issued under the 2001 Incentive Compensation Program as of May 2011 pursuant to the terms of the Program.

(8)	Includes outstanding awards of 42,064,704 stock options, which have a weighted-average exercise price of $49.15 and a weighted-average remaining term of 5.9 years, 338,784 shares of common stock issuable upon vesting of restricted stock units, and 1,558,680 shares of common stock reserved for issuance in connection with performance share unit grants.

2001 Global Stock Option Plan

The 2001 Global Stock Option Plan is a broad-based plan adopted by Baxter’s Board of Directors in February 2001 to enable Baxter to make a special one-time stock option grant to eligible non-officer employees worldwide. On February 28, 2001, Baxter granted a non-qualified option to purchase 200 shares of common stock at an exercise price of $45.515 per share (post 2001 stock split) to approximately 44,000 eligible employees under the 2001 Global Stock Option Plan. The exercise price of these options equals the closing price for Baxter common stock on the New York Stock Exchange on the grant date. The options became exercisable on February 28, 2004, which was the third anniversary of the grant date, and expired on February 25, 2011.

Proposal 7 — Proposed Amendments to Article SIXTH of the
Amended and Restated Certificate of Incorporation
Eliminating the Classified Structure of the Board of Directors
And Providing for the Annual Election of Directors

At Baxter’s Annual Meeting of Shareholders held on May 4, 2010, shareholders approved a proposal requesting that the Board of Directors take the steps necessary so that each shareholder voting requirement in Baxter’s Charter and Bylaws that calls for a greater than majority vote be changed to require a simple majority. Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation may only be amended with the affirmative vote of two-thirds of the holders of Baxter common stock (the “two-thirds voting standard”) and is the only provision of Baxter’s organizational documents that requires greater than a majority vote for amendment. Article SIXTH also provides for the Company’s classified board structure. After careful consideration, the Board of Directors has adopted resolutions approving amendments to Article SIXTH to eliminate the two-thirds voting standard as well as the classified board structure and is now recommending such amendments to Baxter’s shareholders.

If the proposed amendments are approved by shareholders, the classified board structure will be eliminated, and all directors will thereafter be elected for one-year terms at each annual meeting of shareholders. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of shareholders.

If the proposed amendments are not approved by shareholders, the Board of Directors will remain classified, and the four directors elected at the 2011 Annual Meeting will be elected for a three-year term expiring in 2014. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier retirement, resignation, removal or death.

The amendments to the Amended and Restated Certificate of Incorporation to implement this proposal are set forth in Appendix C, which shows the changes to Article SIXTH resulting from the amendments with deletions indicated by strike-outs and additions indicated by underlining. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware containing these amendments, which the Company would cause to occur promptly after it is determined that the proposed amendments have been approved by the requisite vote of shareholders at the 2011 Annual Meeting.

Required Vote

This proposal requires the affirmative vote of at least two-thirds of the holders of Baxter common stock. If this proposal is approved by the requisite vote, all of the Board members, including those voted on at the 2011 Annual Meeting, will serve until the 2012 Annual Meeting of Shareholders. Abstentions will have the effect of a vote against this proposal. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote such shares with respect to this proposal.

The Board of Directors recommends that the shareholders vote FOR the amendments to Article SIXTH to eliminate the classified structure of the Board of Directors and provide for the annual election of directors.

Other Information

Attending the Annual Meeting

The 2011 Annual Meeting of Shareholders will take place at Baxter’s corporate headquarters located at One Baxter Parkway, Deerfield, Illinois on Tuesday, May 3, 2011 at 9:00 a.m., Central Time. The registration desk will open at 8:00 a.m. Please see the map provided on the back cover of this Proxy Statement for more information about the location of the 2011 Annual Meeting. If you have other questions about attending the Annual Meeting, please contact the Center for One Baxter at 847-948-4770.

Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representatives. In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 7, 2011. Acceptable documentation includes your Notice of Internet Availability of Proxy Materials, the admission ticket attached to your proxy card (if you received your proxy materials by mail) or any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 7, 2011. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please be aware that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

Shareholder Proposals for the 2012 Annual Meeting

Any shareholder who intends to present a proposal at Baxter’s annual meeting to be held in 2012, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 19, 2011 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all shareholders who intend to make proposals at an annual meeting of shareholders to submit their proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s annual meeting.

To be eligible for consideration at the 2012 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between January 4 and February 3, 2012. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to shareholders, and employees of Baxter may communicate with shareholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

In addition, Baxter has retained Alliance Advisors to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Alliance Advisors a fee of approximately $12,000 plus expenses for these services.

Appendix A

BAXTER INTERNATIONAL INC.
EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective July 1, 2011)

ARTICLE I — HISTORY AND PURPOSE

1.01.  History and Purpose

Baxter International Inc. (“Baxter”) previously maintained the Baxter International Inc. Employee Stock Purchase Plan for United States Employees (the “US Plan”) and the Baxter International Inc. Employee Stock Purchase Plan for International Employees (the “International Plan”, together with the US Plan, the “Prior Plans”). Effective as of July 1, 2011 (the “Effective Date”), the International Plan was merged within and into the US Plan. The Prior Plans were established to provide a method whereby certain employees of Baxter and its participating subsidiary corporations (hereinafter referred to, unless the context otherwise requires, collectively as the “Company”) would have an opportunity to acquire a proprietary interest in Baxter through the purchase of shares of the Common Stock of Baxter (“Stock”). The following provisions constitute an amendment, restatement and continuation of the US Plan (following the merger of the International Plan into the US Plan) as of the Effective Date in the form of “Baxter International Inc. Employee Stock Purchase Plan” the “Plan”); provided, however, that no Offerings shall commence hereunder unless and until the Plan is approved by Baxter’s shareholders. With respect to U.S. Offerings, it is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in U.S. Offerings in a manner consistent with the requirements of Code Section 423. Participating Subsidiaries are listed in the attached country listing (Exhibit A).

ARTICLE II — DEFINITIONS

2.01.  Base Pay

“Base Pay” shall mean regular straight-time earnings plus commissions (where legally permissible and administratively feasible) and payments in lieu of regular earnings and, for International Offerings (as described herein), any legally mandated bonus or other pay. In the case of a part-time hourly employee, such employee’s base pay during an Offering shall be determined by multiplying such employee’s hourly rate of pay by the number of regularly scheduled hours of work for such employee during such Offering.

2.02.  Committee

“Committee” shall mean the individuals appointed to administer the Plan as described in Article IX.

2.03.  Conversion Rate

“Conversion Rate” shall mean with respect to any non-U.S. currency, the rate established by Baxter’s Corporate Treasury Department for purposes of converting such currency to United States dollars.

2.04.  Eligible Employee

“Eligible Employee” means any employee of the Company or a participating Subsidiary. The Committee shall designate the Subsidiaries that shall be eligible to participate in the Plan, and the Subsidiaries whose employees are Eligible Employees with respect to each Offering. Unless otherwise specified by the Committee, all Eligible Employees of U.S. Subsidiaries (and no others) are eligible to participate in each U.S. Offering, and all Eligible Employees of non-U.S. Subsidiaries (and no others) are eligible to participate in International Offerings.

2.05.  Enrollment Period

“Enrollment Period” shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription. Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the fifteenth day of the month immediately preceding the Offering Commencement Date or, if such day is not a business day, the immediately preceding business day, and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering.

2.06.  Offering Commencement Date

“Offering Commencement Date” shall mean July 1, 2011 and, unless determined otherwise by the Committee, the first day of each calendar quarter thereafter. Each Eligible Employee who is a Participant as of an Offering Commencement Date for an Offering shall be deemed to be granted an option to participate in Plan for that Offering in accordance with the terms hereof.

2.07.  Offering

“Offering” shall mean the quarterly offering of the Company’s Stock (unless otherwise determined by the Committee). Only Eligible Employees of participating U.S. Subsidiaries shall participate in U.S. Offerings and only Eligible Employees of participating non-U.S. Subsidiaries shall participate in International Offerings. Unless indicated otherwise, reference to Offerings shall include both U.S. Offerings and International Offerings. For purposes of the Plan, Puerto Rico is not considered as part of the United States.

2.08.  Offering End Date

“Offering End Date” shall mean, with respect to each Offering, the day preceding the end of the second anniversary following the Offering Commencement Date for such Offering.

2.09.  Participant

“Participant” shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.10.  Plan

“Plan” shall mean the Baxter International Inc. Employee Stock Purchase Plan, as amended from time to time.

2.11.  Purchase Date

“Purchase Date” shall mean with respect to any Offering, the last day of each calendar month during the period beginning with the Offering Commencement Date for such Offering and ending with the Offering End Date; provided, however, if any such day is not a business day on which trading occurs, the Purchase Date shall be the nearest prior business date on which shares of Stock are traded.

2.12.  Subscription

“Subscription” shall mean an Eligible Employee’s authorization for payroll deductions made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02 or otherwise in accordance with the Plan, each Subscription shall be in effect for 24 months. No more than one Subscription may be in effect for an Eligible Employee during any calendar quarter.

2.13.  Subsidiary

“Subsidiary” shall mean any present or future corporation that would be a “subsidiary corporation” of Baxter as that term is defined in Section 424 of the U.S. Internal Revenue Code. A “U.S. Subsidiary” means a Subsidiary that is incorporated in the United States (not including Puerto Rico), and substantially all of the employees of which are citizens of the United States or resident aliens for tax purposes, and a “non-U.S. Subsidiary” is any Subsidiary that is not a U.S. Subsidiary.

ARTICLE III — ELIGIBILITY AND PARTICIPATION

3.01.  Initial Eligibility

Any individual who is an Eligible Employee on an Offering Commencement Date shall be eligible to participate in the U.S. Offering or International Offering commencing on such date, as applicable, subject to the terms and conditions of the Plan.

3.02.  Leave of Absence

For purposes of participation in the Plan, a Participant on a leave of absence shall be deemed to be an employee for a period of up to 90 days or, if longer, during the period the Participant’s right to reemployment is guaranteed by statute or contract. If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave. If such a Participant returns to active status within 90 days or the guaranteed reemployment period, as applicable, payroll deductions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant’s return to active status. If the Participant does not return to active status within 90 days or the guaranteed reemployment period, as applicable, the Participant shall be treated as having terminated employment for all purposes of the Plan. If such individual later returns to active employment as an Eligible Employee, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.03.  Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an option to participate in any U.S. Offering under the Plan:

(a)	if, immediately after the grant, such Eligible Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of Baxter and its Subsidiaries (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Eligible Employee);

(b)	which permits the Eligible Employee’s rights to purchase stock under all employee stock purchase plans of Baxter and its Subsidiaries to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; or

(c)	which permits the Eligible Employee to purchase a number of shares that exceeds $100,000 (or $75,000 for an Offering with an Offering Commencement Date of January 1) divided by the closing price of a share of Stock on the last day preceding the Offering Commencement Date on which the New York Stock Exchange is open for trading, and rounded down to the next lower whole number of shares.

3.04.  Commencement of Participation

An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

3.05.  Participation After Rehire

An Eligible Employee’s Subscription will automatically terminate on his or her termination of employment with the Company. If the Eligible Employee terminates employment with a Subscription in effect with respect to an Offering and is rehired prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering.

3.06.  Transfers

If an Eligible Employee transfers from a U.S. Subsidiary to a non-U.S. Subsidiary, the Eligible Employee’s Subscription to any current U.S. Offering shall terminate, and such Eligible Employee may only participate in International Offerings commencing after such transfer, by entering a Subscription during the applicable Enrollment Period for such Offering. If an Eligible Employee transfers from a non-U.S. Subsidiary to a U.S. Subsidiary, the Eligible Employee’s Subscription to any current International Offering shall terminate, and such Eligible Employee may only participate in U.S. Offerings commencing after such transfer, by entering a Subscription during the applicable Enrollment Period for such Offering.

A Participant whose participation in an Offering ends due to this Section 3.06 will be treated as having incurred a Termination of Employment upon transfer to allow for the application of Section 7.02.

ARTICLE IV — OFFERINGS

4.01.  Quarterly Offerings

The Plan will be implemented by Offerings beginning on the Effective Date and, unless determined otherwise by the Committee, on the first day of each calendar quarter thereafter. Eligible Employees may not have in effect more than one Subscription at a time. Except as otherwise determined by the Committee, one U.S. Offering for all Eligible Employees of U.S. Subsidiaries and one International Offering for all Eligible Employees of non-U.S. Subsidiaries shall begin on each such date. Each Offering that commenced under either the US Plan or International Plan prior to the Effective Date shall continue in effect under this Plan until its original Offering End Date.

Participants may subscribe to any Offering for which they are eligible by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. If a Participant purchases shares that cause the Participant to reach the limitation set forth in Section 3.03(b) or Section 3.03(c), the Participant’s Subscription will automatically be suspended for the duration of the calendar year and will resume at the beginning of the next calendar year, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02.  Purchase Price

The purchase price per share of Stock under each Offering shall be 85% of the closing price of the Stock on the Purchase Date. If the Stock is not traded on the principal securities exchange on which the Stock is admitted to trade on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the next preceding date on which the Stock was so traded.

Such purchase price may only be paid with accumulated payroll deductions in accordance with Article V.

ARTICLE V — PAYROLL DEDUCTIONS

5.01.  Amount of Deduction

An Eligible Employee’s Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 15% of Base Pay on each payday that the Subscription is in effect.

5.02.  Participant’s Account

All payroll deductions made with respect to a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account. No interest will accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account. Except as otherwise provided in this Section 5.02, Section 6.01 or Section 8.01, or as provided upon termination of the Plan, all amounts in a Participant’s account will be used to purchase Stock and no cash refunds shall be made from such account. Any amounts remaining in a Participant’s account with respect to an Offering due to the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.03.  Changes in Payroll Deductions

During an Offering, a Participant may change his or her level of payroll deduction with respect to such Offering within the limits described in Section 5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes); provided, however, if the Participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next quarterly Offering to resubscribe to the Plan. Any increases or decreases in the level of payroll deductions shall be effective as soon as administratively practicable thereafter.

ARTICLE VI — EXERCISE OF OPTION

6.01.  Automatic Exercise

A Participant’s option for the purchase of Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The option will be exercised by using the accumulated payroll deductions in the Participant’s account as of each such Purchase Date to purchase the number of full and partial shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02 (but not in excess of the limitation set forth in Sections 3.03(b) or 3.03(c)). If the Participant is paid in a non-U.S. currency, the Participant’s accumulated payroll deductions shall be converted into U.S. dollars using the Conversion Rate in effect on the Purchase Date. Any accumulated payroll deductions remaining in the Participant’s account following the purchase that could not be used to purchase shares of Stock in accordance with the foregoing provisions shall be refunded to the Participant as soon as practicable.

6.02.  Withdrawal From Offering

A Participant may withdraw his or her Subscription at any time (but not retroactively) during an Offering. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01. A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering.

6.03.  Delivery of Stock

Stock purchased under the Plan will be held in an account in the Participant’s name in uncertificated form until such shares are transferred to the Participant in accordance with Section 7.02 or other procedures established by the Committee. The Committee may change such accounts and the manner in which such shares are registered and held from time to time, and may establish reasonable fees for the registration and custody of shares and sell shares in a Participant’s account to pay such fees.

ARTICLE VII — WITHDRAWAL

7.01.  Effect on Subsequent Participation

A Participant’s election to withdraw from any Offering will not have any effect upon the Participant’s eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

7.02.  Termination of Employment

Upon termination of the Participant’s employment with the Company for any reason, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions credited to the Participant’s account will be used to purchase Stock on the next Purchase Date for the Offering with respect to which such deductions relate in accordance with Section 6.01. After termination of employment, any shares of Stock purchased under the Plan that have not otherwise been certificated, sold or transferred will continue to be held in the Participant’s Plan account. In the event any such shares of Stock remain in the Participant’s Plan account two (2) years after Participant’s termination of employment, such shares will be transferred from the Participant’s Plan account to a Common Class of Shares account, subject to Section 6.03.

ARTICLE VIII — STOCK

8.01.  Maximum Shares

The maximum number of shares of Stock which may be issued under the Plan (including with respect to Offerings and Subscriptions in effect as of the Effective Date under the Prior Plans), subject to adjustment upon changes in Baxter’s capitalization as provided in Section 10.03, shall be 10,000,000 shares. If the total number of shares for which options are exercised on any Purchase Date in accordance with Article IV exceeds the maximum number of shares for the applicable Offering, the Committee shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

8.02.  Participant’s Interest in Option Stock

The Participant will have no interest in Stock covered by an option under the Plan until such option has been exercised.

8.03.  Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, for U.S. Offerings, if the Participant so directs in accordance with procedures established by the Committee, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law. If the Participant was a participant in a Prior Plan prior to the Effective Date and directed that shares purchased under the Plan be registered in joint tenancy, Stock delivered under the Plan after the Effective Date will automatically be registered in joint tenancy unless such direction is changed by the Participant in accordance with procedures established by the Committee or such direction is no longer permitted under applicable local law.

8.04.  Dividends

Dividends on Stock purchased under the Plan that is held in a Participant’s account shall be credited to the Participant’s account and reinvested in Stock. Unless the Participant has requested otherwise, dividend reinvestment will occur regardless of whether the Participant is currently participating in an Offering. At the Participant’s request, dividends will be paid directly to the Participant in cash. If the Participant was a participant in a Prior Plan prior to the Effective Date and elected that dividends be paid in cash, such election will remain in effect after the Effective Date unless changed by the Participant in accordance with procedures established by the Committee.

ARTICLE IX — ADMINISTRATION

9.01.  Appointment of Committee

The Board of Directors of Baxter (the “Board”) shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan.

9.02.  Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive. The Committee shall also have the authority to determine whether the employees of divisions or subsidiaries of Baxter organized or acquired after the Effective Date shall be eligible for participation in the Plan.

9.03.  Rules Governing the Administration of the Committee

The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

9.04.  Statements

Each Participant shall receive a statement of his account showing the number of shares of Stock held and the amount of cash credited to such account. Such statements will be provided as soon as administratively feasible following the end of each calendar quarter.

ARTICLE X — MISCELLANEOUS

10.01.  Transferability

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant.

10.02.  Use of Funds

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions; provided, however, for International Offerings, such amounts shall be held in trust or otherwise segregated from the Company’s general assets to the extent required under local law.

10.03.  Adjustment Upon Changes in Capitalization

In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of shares, merger, consolidation, distribution, split-up, spin-off, exchange of shares, sale of assets or similar corporate transaction or event, the Committee, in the manner it deems equitable, shall adjust (a) the number and class of shares or other securities that are reserved for issuance under the Plan, (b) the number and class of shares or other securities that are subject to outstanding options, and (c) the appropriate market value and other price determinations applicable to options (including the purchase price). The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

10.04.  Amendment and Termination

The Board shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the shareholders of Baxter (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.03); (ii) amend the requirements as to the class of employees eligible to participate in the Plan or permit the members of the Committee to purchase stock under the Plan if not otherwise an Eligible Employee.

Unless otherwise determined by the Committee, the termination date of the Plan shall be deemed to be a Purchase Date, and all options then outstanding under the Plan shall be exercised.

10.05.  Effective Date

This Plan shall be effective as of July 1, 2011, subject to approval of Baxter’s shareholders.

10.06.  No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

10.07.  Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

10.08.  Governing Law

The law of the State of Illinois will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

EXHIBIT A — COUNTRY LISTING

As of the Effective Date, Subsidiaries in the following countries are participating Subsidiaries in the Plan. Such list may be updated from time to time as participation changes pursuant to the authority of the Committee as indicated in Section 9.2:

Argentina
Australia
Austria
Belgium
Brazil
Canada
Chile
China
Colombia
Costa Rica
Denmark
Dominican Republic
Finland
France
Germany
Greece
Hong Kong
India
Ireland
Italy
Japan
Korea
Malaysia
Malta
Mexico
Netherlands
New Zealand
Norway
Philippines
Portugal
Puerto Rico
Singapore
Spain
Sweden
Switzerland
Taiwan
Thailand
United Kingdom
United States

Appendix B

BAXTER INTERNATIONAL INC.
2011 INCENTIVE PLAN

SECTION 1

GENERAL

1.1 Purpose.  Baxter International Inc., a Delaware corporation (“Baxter”), has established the Baxter International Inc. 2011 Incentive Plan (“Plan”) to increase shareholder value and to advance the interests of Baxter and the Subsidiaries (collectively, the “Company”) by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents, and other persons providing services to the Company.

1.2 Effect on Prior Plan.  After the Approval Date, no further awards will be made under the Baxter International Inc. 2001 Incentive Compensation Program (the “2001 Program”) and Shares reserved for issuance thereunder shall not be available for future awards thereunder after the Approval Date.

SECTION 2

DEFINED TERMS

The meaning of capitalized terms used in the Plan are set forth below if not otherwise defined in the text of the Plan.

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) “Agreement” shall have the meaning set forth in subsection 8.8.

(c) “Approval Date” means the date on which the Plan is approved by Baxter’s shareholders.

(d) “Award” means any award described in Section 6 or 7 of the Plan.

(e)	“Beneficiary” means, to the extent applicable, the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event the Participant’s Termination Date occurs on account of death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

(f) “Board” means the Board of Directors of Baxter.

(g) “Cash Incentive Award” has the meaning set forth in subsection 7.1(b).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” has the meaning set forth in subsection 3.1.

(j) “Effective Date” has the meaning set forth in subsection 8.1.

(k)	“Eligible Individual” means any officer, director, or other employee of Baxter or a Subsidiary, consultants, independent contractors or agents of Baxter or a Subsidiary, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Baxter or a Subsidiary, including, in each case, directors who are not employees of Baxter or a Subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Expiration Date” has the meaning set forth in subsection 6.9.

(n)	“Fair Market Value” of a Share means, as of any date and except as otherwise provided by the Committee, the closing sale price of a Share as reported on the New York Stock Exchange Composite Tape (or if the Shares are not traded on the New York Stock Exchange, the closing sale price on the exchange on which they are traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of Shares are reported on such date, the closing sale price of a Share on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shares are sold.

(o) “Full Value Award” has the meaning set forth in subsection 7.1(a).

(p)	“Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(q) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(r) “Option” has the meaning set forth in subsection 6.1(a).

(s)	“Outside Director” means a director of Baxter who is not an officer or employee of Baxter or any Subsidiary.

(t) “Participant” shall have the meaning set forth in Section 4.

(u) “Performance-Based Compensation” shall have the meaning set forth in subsection 7.3.

(v)	“Performance Criteria” means performance targets based on one or more of the following criteria: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like. In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.

(w)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxter or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.

(x) “SAR” or “Stock Appreciation Right” has the meaning set forth in subsection 6.1(b).

(y)	“Share” means a share of common stock, $1.00 par value, of Baxter, as adjusted in accordance with Section 5.2 of the Plan.

(z)	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by Baxter (or by any entity that is a successor to Baxter), and any other business venture designated by the Committee in which Baxter (or any entity that is a successor to Baxter) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of Baxter within the meaning of section 424(f) of the Code.

(aa)	“Substitute Award” means an Award granted or Shares issued by Baxter in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by Baxter or any Subsidiary or with which Baxter or any Subsidiary combines.

(bb)	“Termination Date” means the date on which a Participant both ceases to be an employee of the Company and ceases to perform material services for the Company (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by Baxter or the Subsidiary which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

SECTION 3

ADMINISTRATION

3.1 Administration By Committee.  The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 3.2 (the “Committee”) in accordance with this Section 3. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

3.2 Selection of Committee.  So long as Baxter is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan that is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of section 162(m) of the Code and applicable regulations; provided, however, that as of the Effective Date and continuing thereafter unless and until otherwise specified by the Board, the Committee shall be the Compensation Committee of the Board. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.

3.3 Powers of Committee.  The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)	Subject to the provisions of the Plan (including subsection 3.3(e)), the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of Shares covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, (v) modify the terms of, cancel, or suspend Awards; (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contribution to Baxter’s or a Subsidiary’s success and such other factors as the Committee deems relevant.

(b)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to remedy any defect or omission and reconcile any inconsistency in the Plan or any Award, and to make all other determinations that may be necessary or advisable for the administration of the Plan including the termination thereof.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted is expressly stated in the Agreement reflecting the Award and is permitted by applicable law).

3.4 Delegation by Committee.  Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

3.5 Information to be Furnished to Committee.  The Company shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

3.6 Liability and Indemnification of Committee.  No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall Baxter or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of Baxter or a Subsidiary. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Baxter against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 4

PARTICIPATION

Subject to the terms and conditions of the Plan, a “Participant” in the Plan is any Eligible Individual to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by Baxter and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by Baxter or any Subsidiary.

SECTION 5

SHARES RESERVED AND LIMITATIONS

5.1 Shares and Other Amounts Subject to the Plan.  The Shares for which Awards may be granted under the Plan shall be subject to the following:

(a)	The Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by Baxter as treasury shares, including shares purchased in the open market or in private transactions.

(b)	Subject to the provisions of subsection 5.2, the number of Shares which may be issued with respect to Awards under the Plan shall be equal to 40,000,000 Shares. Except as otherwise provided herein, any Shares subject to an Award which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of Shares (including Shares attributable to Awards that are settled in cash) shall again be available under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) Shares delivered to or withheld by Baxter to pay the exercise price or the withholding taxes related to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

(c)	Any Shares subject to Full Value Awards shall be counted against the 40,000,000 limit described in Section 5.1(b) as three (3) Shares for every one (1) Share issued in connection with such Award. If Shares subject to any such Full Value Award are forfeited, cancelled, surrendered, or terminated without issuance of Shares and would otherwise return to the Plan pursuant to Section 5.1(b), three (3) times the number of Shares so forfeited, cancelled, surrendered or terminated shall again be available for issuance under the Plan.

(d)	Substitute Awards shall not reduce the Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any calendar year pursuant to subsection 5.1(h) or subsection 5.1(i).

(e)	Except as expressly provided by the terms of this Plan, the issuance by Baxter of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of Baxter or any Subsidiary convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(f)	To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.

(g)	Subject to the following provisions of this subsection 5.1, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be 5 million; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentives Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(h)	The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 6 (relating to Options and SARs) shall be 1 million. For purposes of this subsection 5.1(h), if an Option is in tandem with an SAR, such that the exercise of the

Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of applying the limitations of this subsection 5.1(h).

(i)	For Full Value Awards that are intended to be Performance-Based Compensation, no more than 500,000 Shares may be subject to Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 5.1(i) that are intended to be Performance-Based Compensation shall be subject to the following:

(i)	If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(ii)	If delivery of Shares or cash is deferred until after Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Shares are earned shall be disregarded.

(j)	For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve month performance period shall equal $5,000,000 (pro-rated for performance periods that are greater or lesser than twelve months); provided that Awards described in this subsection 5.1(j) that are intended to be Performance-Based Compensation, shall be subject to the following:

(i)	If the Awards are denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Shares.

(ii)	If delivery of Shares or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

5.2 Adjustments to Shares.  In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects the Shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, then the Committee shall, in the manner it deems equitable, (a) adjust the number and kind of shares that may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 5.1); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the number and Exercise Price of outstanding Options and SARs; and (d) make other adjustments, including, without limitation, (i) replacement of Awards with other Awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment.

SECTION 6

OPTIONS AND SARS

6.1 Definitions.

(a)	The grant of an “Option” under the Plan entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Baxter or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b)	A grant of a “stock appreciation right” or “SAR” entitles the Participant to receive, in cash or Shares (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of Shares at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

(c)	An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a Share shall cancel the corresponding tandem SAR or Option right with respect to such share.

6.2 Eligibility.  The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 6 and shall determine the number of Shares subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan.

6.3  Limits on Incentive Stock Options.  If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code.

6.4 Exercise Price.  The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a Share on such date (or, if greater, the par value of a Share on such date).

6.5 Exercise/Vesting.  Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a)	An Option or SAR granted under this Section 6 shall be exercised, in whole or in part (but with respect to whole Shares only) by giving notice to Baxter prior to the Expiration Date applicable thereto. Such notice shall specify the number of Shares being exercised and such other information as may be required by the Committee.

(b)	No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date.

(c)	The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, in no event shall an Option or SAR granted to any employee become exercisable or vested prior to the first anniversary of the date on which it is granted (subject to acceleration of exercisability and vesting, to the extent permitted by, and subject to such terms and conditions determined by the Committee, in the event of the Participant’s death, disability, retirement, or involuntary termination or in connection with a change in control).

6.6 Payment of Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 6 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 6.6, the full Exercise Price of each Share purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the Shares so purchased shall be delivered to the person entitled thereto.

(b)	Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents, by tendering, by actual delivery or by attestation, Shares valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that Shares may not be used to pay any portion of the Exercise Price unless (i) the holder thereof has good title, free and clear of all liens and encumbrances, and (ii) the holder has held the Shares for at least six months or has purchased the Shares on the open market.

6.7 Post-Exercise Limitations.  The Committee, in its discretion, may provide in an Award such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.

6.8 No Repricing.  Except for adjustments pursuant to subsection 5.2 (relating to the adjustment of Shares) or reductions of the Exercise Price approved by Baxter’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Baxter as consideration for the grant of a replacement Option or SAR with a lower exercise price. In addition, no repricing of an Option or SAR shall be permitted without the approval of Baxter’s shareholders if such approval is required under the rules of any stock exchange on which Shares are listed.

6.9 Expiration Date.  The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that in no event shall the Expiration Date of an Option or SAR be later than the date that is ten years after the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange).

SECTION 7

FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

7.1 Definitions.

(a)	A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted shares, restricted share units, deferred shares, deferred share units, performance shares, dividend equivalent units and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

(i)	The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(ii)	The grant may be contingent on the achievement of performance or other objectives during a specified period.

(iii)	The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(iv)	The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

(b)	A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Shares having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

7.2 Special Vesting Rules.  If an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with Baxter or one or more Subsidiaries, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject, to the extent provided by, and subject to such terms and conditions determined by, the Committee, to pro-rated vesting over the course of such three year period and to acceleration of vesting in the event of the Participant’s death, disability, involuntary termination or otherwise in connection with a change in control, or retirement). The foregoing requirements shall not apply to (a) grants made to newly eligible Participants to replace awards from a prior employer and (b) grants that are a form of payment of earned performance awards or other incentive compensation.

7.3 Performance-Based Compensation.  Any Full Value Award or Cash Incentive Award granted to any Participant may constitute “Performance-Based Compensation” within the meaning of section 162(m) of the Code and regulations thereunder. If any such award is intended to satisfy the requirements for Performance-Based Compensation under section 162(m) of the Code, then to the extent required by section 162(m), any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a)	The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee shall be based on one or more of the Performance Criteria.

(b)	A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 7.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c)	Except as otherwise provided by the Committee, if a Participant’s Termination Date occurs because of death or disability, the Participant’s Full Value Award or Cash Incentive Award shall become vested without regard to whether the Full Value Award or Cash Incentive Award would be Performance-Based Compensation.

Nothing in this Section 7 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, Baxter or any Subsidiary from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that to the extent that the provisions of this Section 7 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.

SECTION 8

OPERATION AND ADMINISTRATION

8.1 Effective Date and Approval Date.  The Plan will be effective as of the date it is adopted by the Board (the “Effective Date”); provided, however, that Awards granted under the Plan prior to the Approval Date will be contingent on approval of the Plan by Baxter’s shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Shares awarded under it are outstanding and not fully vested or any other Awards made under the Plan remain outstanding; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the date on which the Plan is adopted by the Board.

8.2 Special Director Provisions.  Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to non-employee directors shall be made in accordance with the terms of the Baxter International Inc. Non-Employee Director Compensation Plan, as amended, and all such awards shall be deemed to be made under the Plan.

8.3 Limit on Distribution.  Distribution of Shares or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, Baxter shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

8.4 Withholding.  All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

8.5 Transferability.  Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 8.5, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

8.6 Notices.  Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of Baxter at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

8.7 Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

8.8 Agreement With Baxter or Subsidiary.  At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with Baxter or the Subsidiary, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

8.9 Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company any Subsidiary that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of Baxter prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name.

8.10 Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.11 Action by Baxter or Subsidiary.  Any action required or permitted to be taken by Baxter or any Subsidiary shall be by resolution of its board of directors or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of Baxter.

8.12 Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular and the term “or” also means “and/or” and the term “including” means “including but not limited to”.

8.13 Applicable Law.  The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

8.14 Foreign Employees.  Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Baxter or a Subsidiary operates or has employees.

SECTION 9

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the affected Beneficiary), adversely affect the rights of any Participant or, if applicable, Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 5.2 shall not be subject to the foregoing limitations of this Section 9; and further provided no amendment shall be made to the provisions of subsection 6.8 (relating to Option and SAR repricing) without the approval of Baxter’s shareholders; and provided further, that no other amendment shall be made to the Plan without the approval of Baxter’s shareholders if the approval of Baxter’s shareholders of such amendment is required by law or the rules of any stock exchange on which Shares are listed. It is the intention of Baxter that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Plan and Awards be administered in good faith in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of section 409A. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with section 409A and the Committee is under no obligation to make any changes to any Awards to cause such compliance.

Appendix C

PROPOSED AMENDMENTS TO ARTICLE SIXTH
OF BAXTER’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The text of the proposed amendments is marked to reflect the proposed changes. Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation is amended to read as follows:

SIXTH: Beginning with the 2011 annual meeting of shareholders, directors shall be elected for one-year terms to hold office until the next annual meeting of stockholders and until each of their respective successors are duly elected and qualified.

~~SIXTH: The board of directors shall be divided into three classes. The term of office for one class of directors will expire each year at the annual meeting of stockholders, or thereafter in each case until the directors’ respective successors are elected and qualified. The directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are elected and qualified, subject to death, resignation, retirement or removal from office.~~

~~Any new positions created as a result of the increase in the number of directors shall be allocated to make the classes of directors as nearly equal as possible. Any director elected to fill a term resulting from an increase in the number of directors shall have the same term as the other members of his class. A director elected to fill any other vacancy shall have the same remaining term as that of his predecessor.~~

~~Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.~~

~~This Article SIXTH may not be amended or repealed without the affirmative vote of at least two-thirds of the holders of all the securities of the corporation then entitled to vote on such change.~~

C-1

2011 Annual Meeting of Shareholders
Baxter International Inc. Headquarters
One Baxter Parkway
Deerfield, Illinois
847-948-2000

Parking: Limited space is available on campus. Signs will direct you to guest parking for the annual meeting.

From Downtown
Kennedy (I-90) to Edens Expressway (I-94). Take Edens Spur/Tollway (I-94) and Exit Deerfield Road. Go West to Saunders Road. Turn South on Saunders to Baxter Parkway.

From O’Hare Airport/South Suburbs
Tri-State Tollway (I-294) North to Lake Cook Road. Take Lake Cook Road West to Saunders Road. North on Saunders Road to Baxter Parkway.

From North Suburbs
Tri-State Tollway (I-94) South to Lake Cook Road Exit. Go West on Lake Cook Road to Saunders Road. North on Saunders Road to Baxter Parkway.

Baxter’s headquarters is located in Deerfield. You may enter the campus as indicated below:

BAXTER INTERNATIONAL INC.
ONE BAXTER PARKWAY
DEERFIELD, IL 60015
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31463-P06562	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BAXTER INTERNATIONAL INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors			For	Against	Abstain
Nominees:

	1a.	Wayne T. Hockmeyer		☐	☐	☐

	1b.	Robert L. Parkinson, Jr.		☐	☐	☐

	1c.	Thomas T. Stallkamp		☐	☐	☐

	1d.	Albert P.L. Stroucken		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.				For	Against	Abstain

2.	Ratification of independent registered public accounting firm			☐	☐	☐

3.	Advisory vote on executive compensation			☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:			1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of executive compensation advisory votes		☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The Board of Directors recommends you vote FOR proposals 5, 6 and 7.		For	Against	Abstain

5.	Approval of Employee Stock Purchase Plan	☐	☐	☐

6.	Approval of 2011 Incentive Plan	☐	☐	☐

7.	Proposal to amend Article Sixth to eliminate the classified board and provide for the annual election of directors	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note that you will need to bring this admission ticket (or other proof of ownership) and valid photo identification in order to be admitted. Accordingly, this admission ticket should not be returned with the proxy card if you vote by mail.
ADMISSION TICKET
BAXTER INTERNATIONAL INC.
2011 Annual Meeting of Shareholders
May 3, 2011
9:00 a.m. Central Time
Baxter International Inc. Headquarters
One Baxter Parkway
Deerfield, Illinois 60015
All bags, briefcases, purses etc. that are brought into the facility will be subject to search.
This ticket is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31464-P06562

BAXTER INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders
May 3, 2011 9:00 AM
The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and David P. Scharf, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Shareholders to be held on May 3, 2011, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the four directors; for the ratification of the independent public accounting firm; for approval of the advisory vote on executive compensation; three years with respect to the frequency of executive compensation advisory votes; for approval of the Baxter International Inc. Employee Stock Purchase Plan; for approval of the Baxter International Inc. 2011 Incentive Plan; for amendments to Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of directors; and at their discretion on any other matter that may properly come before the meeting. This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan. To allow sufficient time for voting by the trustee of the Plans, your instructions must be received by April 27, 2011.
If no directions are given, this proxy will be voted FOR the election of directors, FOR items 2, 3, 5, 6 and 7 and THREE YEARS with respect to item 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side